PROSPECTUS SUPPLEMENT NO. 3	Filed Pursuant to Rule 424(b)(3)
To Prospectus dated March 12, 2021	Registration No. 333-253872

PROSPECTUS

6,337,000 Shares of Common Stock

This Prospectus Supplement supplements the Prospectus dated March 12, 2021 (the “Prospectus”), relating to the offer and sale by the selling security holders identified in the Prospectus of up to 6,337,000 shares of common stock of Cell MedX Corp. (the “Company”).

This Prospectus Supplement includes the Company’s Form 10-K filed with the Securities and Exchange Commission on August 30, 2021.

The information contained in the report included in this Prospectus Supplement is dated as of the period of such report. This Prospectus Supplement should be read in conjunction with the Prospectus dated March 12, 2021. This Prospectus Supplement is qualified by reference to the Prospectus except to the extent that the information in this Prospectus Supplement updates and supersedes the information contained in the Prospectus dated March 12, 2021.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus. Any representation to the contrary is a criminal offense.

This Prospectus Supplement No. 3 is Dated October 12, 2021

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-K

☒	ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended May 31, 2021

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from _____ to ______

Commission file number 000-54500

Cell MedX Corp.

(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation or organization)	38-3939625 (I.R.S. Employer Identification No.)

123 W. Nye Ln, Suite 446 Carson City, NV (Address of principal executive offices)	89706 (Zip Code)

Registrant’s telephone number, including area code: (844) 238-2692

n/a

(Former name, former address and former fiscal year, if changed since last report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which registered

None	N/A

Securities registered pursuant to Section 12(g) of the Act:

Common Stock - $0.001 par value

(Title of Class)

Indicate by check mark if the registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act.

☐ Yes ☒ No

Indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or Section 15(d) of the Act.

☐ Yes ☒ No

i

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the last 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

☒ Yes ☐ No

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§ 229.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).

☒ Yes ☐ No

Indicate by check mark if disclosure of delinquent filers in response to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See definition of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Larger accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
(Do not check if a smaller reporting company)		Emerging growth company	☐

If an emerging growth company, indicate by checkmark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act ☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Act).

☐ Yes ☒ No

State the aggregate market value of the voting and non-voting common equity held by non-affiliates computed by reference to the price at which the common equity was sold, or the average bid and asked price of such common equity, as of the last business day of the registrant’s most recently completed second fiscal quarter: $7,765,901 based on average of closing bid and ask for Cell MedX Corp. shares on November 30, 2020.

State the number of shares outstanding of each of the issuer’s classes of common equity, as of the latest practicable date.

Class	Outstanding at August 30, 2021
common stock - $0.001 par value	62,923,063

ii

iii

PART I

FORWARD LOOKING STATEMENTS

Unless the context otherwise requires, all references in this report to “Cell MedX,” “the Company,” “we,” “us,” or “our” are to Cell MedX Corp., collectively with its wholly owned subsidiary Cell MedX (Canada) Corp.

The information in this Annual Report contains forward-looking statements. These forward-looking statements involve risks and uncertainties, including statements regarding our capital needs, business strategy and expectations. Any statements contained herein that are not statements of historical facts may be deemed to be forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may”, “will”, “should”, “expect”, “plan”, “intend”, “anticipate”, “believe”, “estimate”, “predict”, “potential” or “continue”, the negative of such terms or other comparable terminology. Actual events or results may differ materially. In evaluating these statements, you should consider various factors, including the risks outlined from time to time, in other reports we file with the Securities and Exchange Commission.

The forward-looking statements in this Form 10-K for the fiscal year ended May 31, 2021, are subject to risks and uncertainties that could cause actual results to differ materially from the results expressed in or implied by the statements contained in this report. As a result, the identification and interpretation of data and other information and their use in developing and selecting assumptions from and among reasonable alternatives requires the exercise of judgment. To the extent that the assumed events do not occur, the outcome may vary substantially from anticipated or projected results, and accordingly, no opinion is expressed on the achievability of those forward-looking statements. No assurance can be given that any of the assumptions relating to the forward-looking statements specified in the following information are accurate.

All forward-looking statements are made as of the date of the filing of this Form 10-K and we disclaim any obligation to publicly update these statements, or disclose any difference between its actual results and those reflected in these statements. We may, from time to time, make oral forward-looking statements. We strongly advise that the above paragraphs and the risk factors described in this Annual Report and in our other documents filed with the United States Securities and Exchange Commission should be read for a description of certain factors that could cause our actual results to materially differ from those in the oral forward-looking statements. We disclaim any intention or obligation to update or revise any oral or written forward-looking statements whether as a result of new information, future events or otherwise.

ITEM 1. BUSINESS.

GENERAL

We were incorporated as Plandel Resources, Inc. under the laws of the State of Nevada on March 19, 2010.  On March 24, 2014, we changed our name to Sports Asylum, Inc. and on September 30, 2014, we changed our name to Cell MedX Corp. to reflect our new business direction. On April 26, 2016, we formed a subsidiary, Cell MedX (Canada) Corp., (the “Subsidiary”) under the laws of the Province of British Columbia.

We are a biotech company focused on the discovery, development and commercialization of therapeutic and non-therapeutic products that promote general health, pain relief, wellness and alleviate complications associated with medical conditions including, but not limited to: diabetes, Parkinson’s disease, high blood pressure, neuropathy and kidney function. Our Subsidiary is engaged in development and manufacturing of therapeutic devices based on our proprietary eBalance® Technology, which harnesses power of microcurrents and their effects on human body.

Risks related to the rapid expansion of the COVID-19 pandemic

We are cognizant of the continued expansion of the COVID-19 pandemic and the resulting global implications. To date, we have experienced minor disruptions to our day-to-day operations associated with delayed services resulting from various COVID-19 restrictions and shortage of man power experienced by some of our service providers. We are cautious that there continues to be a possibility for increase of the restrictions currently in place, or addition of new restrictions currently not known to us. The impact of these restrictions on our operations, if implemented, is currently unknown but could be significant.

BUSINESS OF CELL MEDX

eBalance® Technology Acquisition

We acquired our proprietary technology for the use of microcurrents for the treatment of diabetes and related ailments, which we call eBalance® Technology, on November 25, 2014, when we entered into a Technology Purchase Agreement with Jean Arnett and Bradley Hargreaves (the “Purchase Agreement”).

Pursuant to the Purchase Agreement, Ms. Arnett and Mr. Hargreaves sold to us all of their respective rights, title and interests in and to the eBalance® Technology. In consideration for the sale of the eBalance® Technology, we paid Ms. Arnett and Mr. Hargreaves a total of $100,000 and issued to each of Ms. Arnett and Mr. Hargreaves options for the purchase of up to 10,000,000 shares (20,000,000 shares in total) of our common stock at an initial exercise price of $0.05 per share (the “Options”) of which Options to acquire up to 2,500,000 shares of our common stock vested on August 26, 2015, remaining Options were cancelled pursuant to a letter agreement with Ms. Arnett and Mr. Hargreaves, dated for reference September 26, 2016.

eBalance® Technology

eBalance® Technology is based on the science of bioelectric signals, their effect on epigenetic events within human body, and ability to modify and effect the behavior of cells, tissue, and organs. The eBalance® Systems utilize microcurrent electrical therapy (MEY) to deliver subsensory micro amperage current to the patient/user to support general wellness or provide temporary relief of pain. Based on this technology Cell MedX is developing a radically different and very promising family of devices whose core technology demarcates it from the approaches currently in use and those in the “future advance” pipeline as reflected in current medical literature.

eBalance® Technology is intended to expand the traditional healthcare model of managing various pathological diseases and ailments, such as diabetes, Parkinson’s disease, neuropathy, poor kidney function, high blood pressure, as well as  others. eBalance® Technology became a cornerstone to the Company’s medical device systems, eBalance® Pro and eBalance® Home. eBalance® Pro System was designed for use by healthcare professionals in a clinical setting; eBalance® Home System, due to its simple interface and ease of use, enables patients to easily incorporate it into their lifestyles and continue to manage their symptoms in the comfort of their own home or while traveling.

A research and development plan adopted by the Company included a series of investigations that allowed the Company to move the eBalance® Device from a prototype stage through a series of refinements and enhancements to achieve the safety and efficacy objectives of the eBalance® Medical Device Systems and define a set of claims that are being used for submission to the FDA’s  rigorous Pre-Market Approval (PMA) process for 510(k) clearance, which is currently ongoing, as well as to successfully receive Health Canada Class II Medical Device System Certification for the eBalance® Home System and eBalance® Pro System. Both systems are intended to be used for temporary relief of pain associated with sore-aching muscles in the shoulder, waist, back, neck, upper extremities (arm) and lower extremities (leg) due to strain from exercise or normal household work activities and general relation. The Health Canada Certifications received  for the eBalance® Home System and eBalance® Pro System in July and August 2020, respectively, allowed the Company to define  marketing claims for the  eBalance® products, and will become the foundation for sales & marketing initiatives in the next phase of the Company’s operations. The results of the clinical observational trial the Company finalized during its Fiscal 2018 year (the “Clinical Study”)  on  the effects of  eBalance® technology confirm that claims such as diabetes management, reductions in average blood sugar (HbA1C), improvement of other markers that denote the degree and quality of blood sugar control, pain management, blood pressure control, and alleviation of symptoms associated with Parkinson’s disease, among several other positive results, warrant further investigation of the eBalance® Systems.

Scientific Foundations

The application of electromagnetic forces to human tissues to effect biologic change has been explored since the 19th century. Recent advances in molecular biology and imaging technology have allowed insight into the sources and downstream consequences of ion flows in complex organisms. Ion flows and transmembrane gradients produced by ion channels and pumps are key regulators of cell proliferation, migration, and differentiation.

In complement to the current focus on molecular genetics and stem cell biology, artificial modulation of bioelectrical signals in somatic tissues is a powerful modality that might result in profound advances in understanding and augmentation of regenerative capacity. Molecular bioelectricity and its role in cell-to-cell signaling and epigenetics (altering cell behavior without altering genes) provides a new pathway to discovery of technologies that can counteract the effects of many diseases.

Many cells in the human body are “electrically excitable” including those involved with production of chemical signals that affect blood sugar. One example of such a cell of the endocrine type is the L cell, which resides in the gut and secretes cell glucagon-like peptide-1 (GLP-1), glucagon-like peptide-2 (GLP-2), peptide YY (PYY) and oxyntomodulin. GLP-1 is an enteric hormone that stimulates insulin secretion and improves glycaemia in Type 2 diabetes. There is evidence that in Type 2 diabetes these cells become “unsynchronized”. Growing these cells in tissue culture and subjecting them to specific electrical signals can act to resynchronize their chemical activity and alter their behavior as a “dispersed” metabolic organ. This serves as an illustration of how endogenous ion flows may serve as key epigenetic regulators of cell behavior and suggests that bioelectric mechanisms might be harnessed at a whole organism level to cause functional regenerative changes. It is possible that eBalance® Technology may affect these processes, although that has yet to be established. We intend to explore this hypothesis in greater detail during our future clinical trials.

The eBalance® Systems deliver microcurrent energy as electrical pulses that pass through the skin to the underlying peripheral nerves to aid in the blocking of pain signals traveling to the brain. These support general relaxation, pain management and may offer additional clinical benefits, as observed in the Company’s Health Canada approved Clinical Study.

Market Opportunity - Diabetes and Its Complications

Diabetes care is one of the main opportunities the Company sees for the use of its eBalance® Technology. Diabetes care was also a main objective of the Company’s first clinical observational trial. Diabetes is a severe and debilitating disease with profound consequences, both for the individual and for society. The complications of diabetes are devastating, and the economic costs of care comprise a substantial portion of health care budgets. Despite the best efforts of the scientific community to devise a cure, the incidence of diabetes is on the rise.

According to information published by the International Diabetes Federation (“IDF”) in its IDF Diabetes Atlas 9th Edition 2019 (www.diabetesatlas.org), in 2019, approximately 463 million adults (20-79 years) were living with diabetes; by 2045 this will rise to 700 million. A further 374 million people are at an increased risk of developing Type 2 diabetes.1

Diabetes mellitus (DM) is a heterogeneous group of metabolic disorders characterized by hyperglycemia (high blood sugar levels) with impaired metabolism of carbohydrate, fat and proteins resulting from defects in insulin secretion, insulin action, or both. Diabetes is one of the world’s oldest diseases with the syndrome being discovered centuries ago. The worldwide increase in the prevalence of diabetes has highlighted the need for increased research efforts into treatment options for both the disease itself and its associated complications.

Type 1 diabetes is caused by destruction of the insulin secreting (beta) cells of the pancreas. The pathogenesis involves autoimmune processes that lead to an absolute insulin deficiency. Type 2 diabetes is caused by a combination of genetic and non-genetic factors that result in insulin resistance and insulin deficiency. Non-genetic factors include increasing age, high caloric intake, obesity, central adiposity, sedentary lifestyle, and low birth weight. This group comprises approximately 90-95% of cases in the diabetes syndrome.

Chronic hyperglycemia leads to various metabolic, hormonal, and physiologic alterations in the body, which further develop a number of secondary complications, resulting in the major increases in morbidity and mortality seen with all types of diabetes. Diabetes dramatically increases the risk of cardiovascular problems, such as coronary artery disease, chest pain (angina), heart attack, stroke, narrowing of arteries (atherosclerosis) and high blood pressure.

High blood sugar over time can injure the walls of the tiny blood vessels (capillaries) that nourish nerves, especially in the legs, causing tingling, numbness, burning or pain. Gradually, all sensation can be lost. Nerve damage in the feet or poor blood flow to the feet increases the risk of various foot complications. In diabetics, minor wounds easily become serious infections, which may heal poorly. Severe damage might require toe, foot or leg amputation.

1 International Diabetes Federation. (2019). IDF Diabetes Atlas - Ninth Edition - https://www.diabetesatlas.org/en/

Diabetes can damage the blood vessels of the retina (diabetic retinopathy), potentially leading to blindness. It also increases the risk of other serious vision conditions, such as cataracts and glaucoma. Diabetic hypertension is a major contributor to kidney failure or irreversible end-stage kidney disease, which often requires dialysis or a kidney transplant.

Damage to the nerves that control digestion can cause problems with nausea, vomiting, diarrhea or constipation. For men, erectile dysfunction may be an issue. Diabetes may leave people more susceptible to a variety of skin disorders, including bacterial and fungal infections. Type 2 diabetes may increase the risk of Alzheimer's disease.

Expansion of Disease Focus

Given the size of the market for diabetes control and management, the current eBalance® Technology has significant potential of success based solely on treating complications caused by diabetes. However, in order to capture a larger market share, the Company is looking into developing more specialized software / treatment options which will allow the Company to continue to grow its market share to sustain the constant revenue streams. The Company anticipates that it will commence development of specialized software to target other ailments such as gout, hypertension, heart disease, neurological disorders, and depression, among others. As of the date of this Annual Report on Form 10-K, the Company has not determined the timeframe for rolling out such expansion, however, based on the in-house observations of the effects of eBalance® Therapy on the human body, as well as positive response from the Clinical Study subjects, the Company feels additional research and development in the use of eBalance® technology in the treatment of chronic and complex care conditions warrants additional investigation.

High blood pressure is the number one risk factor for stroke and a major risk factor for developing a heart disease. Pain is perhaps the number one reason people seek professional medical help and take medications; it is what tells the brain that something is wrong and is caused in part by insufficient electrical charge in cells. eBalance® therapy restores electrical charges to cells it allows for the rapid reduction or elimination of pain from many sources.

Empirical Modeling

The first-in-human observations took place over many years and were carefully documented. The results of these observations lead to the belief that a specific device with a specific set of bioelectric signals of known waveform, frequency, amplitude, pulse, and duration, accompanied by sensing circuits that respond to fluctuations in the body’s response, in a closed feedback loop, produced cumulative effects that led to remarkable global effects in functional aspects of living in a person who had lived with Type 1 diabetes since age 10. Research and development involving patients with longstanding Type 2 diabetes, yielded findings of a similar nature in a limited time frame. These observations were followed by broader observational studies by Cell MedX.

Effects observed in these observational studies include subjective reports of diminished fatigue, improved cognition, diminished neuropathic limb pain, improved sleep, reduction in swelling of extremities, improved skin appearance in color and texture, and a reduction in visual disturbance. Objective measures included healing of wounds, control of blood pressure leading to discontinuation or reduction of medication, and greatly improved control of blood sugars with remarkable diminution in HbA1C (which reflects average blood sugar over months).  Remarkably, in the context of Type 1 Diabetes with other potential variables remaining the same, insulin requirements diminished to a considerable degree.

Clinical Trials

During January through March 2015, a preliminary Pilot Trial (the “Pilot Trial”) was conducted which was designed to examine the short-term metabolic impact of a single treatment with eBalance® Technology on two diabetic subjects. Pre- and post-treatment blood samples from each subject were sent for extensive metabolic pathway analysis at the University of Alberta Metabolomics Unit.

From those studies we observed alterations in several pathways, which are known to be deficient in persons with diabetes. The results of the Pilot Trial were notable in that significant shifts in metabolites related to blood sugar handling and disposal occurred in a very short time frame, with the only intervening variable being a 10-minute treatment with eBalance® Technology.

The findings from the Pilot Trial were then used to inform further experimentation, including selection of metabolic end points for testing during a Phase IB clinical trial, which we started preparations for in July 2015. Due to shortage in available funding, the Phase IB clinical Trial was cancelled.

During the fourth quarter of our fiscal 2016 we engaged Nutrasource Diagnostics Inc. (“Nutrasource”) with Dr. Richard Tytus of Hamilton Medical Research Group as the Lead Investigator, to commence observational clinical trial in Canada (“Clinical Study”) to assess and quantify eBalance® technology’s ability to alter key metabolic pathways while targeting improved blood sugar control.

Based on finalized investigational protocol, which received Health Canada’s approval on January 12, 2017, the Clinical Study was structured to assess the impact of three months of the eBalance® therapy, as an adjunct treatment, on HbA1c in thirty (30) Type 1 and Type 2 diabetics. The secondary endpoints of the Clinical Study were defined to observe changes from baseline and medical history of each Clinical Study subject in the following:

•Insulin sensitivity

•Diabetic neuropathy

•Diabetic foot pain and numbness

•Wound healing

•Blood pressure

•Kidney function

•Any other changes reported by patients

In-patient phase of the Clinical Study was completed on July 24, 2017, and a final clinical report was submitted to Health Canada for final approval on January 19, 2018.

All 30 subjects (100%) taking part in the Clinical Study followed through to completion. The treatment was considered safe for the purposes of the Clinical Study. There were no significant treatment-related adverse events or negative abnormalities in routine hematology, biochemistry, vital signs or physical findings for the duration of the Clinical Study.

The Clinical Study resulted in clinically significant improvement in several biometric markers, including HbA1c and secondary efficacy endpoints as noted above.

Diabetes

The Clinical Study, tested the effectiveness of the eBalance® therapy as an adjunct treatment for diabetes and related complications in Type 1 and Type 2 diabetics over three months. The results of the Clinical Study showed that after three months of eBalance® treatments, average fasting blood glucose levels declined by 12.3% from 10.5 to 9.2 millimoles per litre. Plasma insulin declined by 46.7% from 168 to 78 picomoles per liter. These results indicate that, on average, the blood glucose uptake was increased and that less insulin was required to achieve that uptake. HbA1c levels declined by 0.16% from 8.36% to 8.20%. A longer double-blind, placebo-controlled study may be conducted in the future to determine if  HbA1c levels would be further reduced as improving HbA1c by just 1% for individuals with Type 1 or Type 2 diabetes lowers their risk of combined microvascular complications by 25%.2

One of the largest diabetes clinical trials ever conducted, the UK Prospective Diabetes Study (UKPDS) showed that for every 1% reduction in HbA1c, the relative risk for:

•Microvascular complications decreased by 37%;

•Heart Failure decreased by 16%;

•Diabetes-related deaths decreased by 21%; and

•Myocardial infarction decreased by 14%.3

2 Diabetes Control and Complications Trial (DCCT): https://www.niddk.nih.gov/about-niddk/research-areas/diabetes/blood-glucose-control-studies-type-1-diabetes-dcct-edic.

3 The UK Prospective Diabetes Study (UKPDS): clinical and therapeutic implications for type 2 diabetes (UKPDS): https://www.ncbi.nlm.nih.gov/pmc/articles/PMC2014359/

Blood pressure

After seven weeks of treatments, systolic pressure, the higher amount of pressure in the arteries during the contraction of the heart muscle, declined by 9.6% from 142 to 128 millimeters of mercury and stabilized at the lower level through to the end of the Clinical Study. During the same period, diastolic pressure, the pressure in the arteries when the heart muscle is between beats, and which is usually represented by a lower number, declined by 10.4% from 78 to 70 millimeters of mercury and also remained at the lower level. The Company has been encouraged to undertake further studies on subjects with higher blood pressures to determine if a proportional effect is obtained.

Pain and numbness

Neuropathy is nerve damage that can occur with diabetes as a result of high blood glucose levels and high blood pressure. The damage most often affects the extremities and causes pain, tingling or numbness in the hands, arms, legs and feet. Only two subjects suffered from pain at the beginning of the Clinical Study and both reported feeling either less pain or reduced coldness or numbness in their extremities. These findings support the Company’s in-house informal observation and testing results with a number of people who have used eBalance® device. Future studies may recruit subjects who are experiencing pain and loss of feeling.

Kidney function (Nephropathy)

Nephropathy is damage caused to the small blood vessels in the kidneys by high blood glucose levels and high blood pressure that prevents them from functioning properly or even causes them to fail completely. When the blood vessels in the kidneys are injured, the kidneys cannot clean the blood properly. The body will retain more water and salt than it should, which can result in weight gain and edema. The decrease in eGFR (estimated glomerular filtration rate) observed in the Clinical Study and a reduction in edema seen in our informal testing may warrant further investigation to assess the effect of eBalance® treatments on kidney function in diabetics.

Product Development

On October 1, 2015, we entered into a development agreement with Mr. Claudio Tassi (the “Development Agreement”) for the development of the first eBalance® Professional Series Device (the “Prototype”). Based on the Development Agreement we agreed to pay Bioformed Aestetic SL (“Bio4Med”), a company Mr. Tassi is a director of, $12,848 (EURO €12,000) and, upon successful completion of the development of the first eBalance® Prototype, to issue to Mr. Tassi 100,000 shares of our common stock. We received the first Prototype in November 2015.

On December 4, 2015, we executed a non-binding letter of intent (“LOI”) with Mr. Tassi and Bio4Med. The LOI contemplated that (i) we will enter into a technology development and license agreements with Mr. Tassi and Bio4Med to continue development of therapeutic devices based on the eBalance® Technology; (ii) upon approval of the first Prototype, we will place an order for the production of 25 devises; and (iii) Mr. Tassi will provide his services for an initial term of four months commencing on December 4, 2015.

On December 15, 2015, as contemplated under the LOI, we ordered the first batch which consisted of 25 eBalance® Pro devices with the same configuration as the original Prototype, which were manufactured in early 2016. These devices were designed as a stand-alone unit, controlled by proprietary software installed in an external computer specifically designed to be used with the eBalance® device. Once internally tested, the devices were distributed to selected clinics and practitioners as well as used directly by the Company in our in-house observations to see the effects of the eBalance® Therapy on the human body.

After several months of testing, we received a feedback from the clinicians and participants, which allowed for further refinement of the devices, which were limited to aesthetics and ease of use. The Company ordered from Bio4Med 20 units of the second generation eBalance® device, which were received in December 2016. These devices were also distributed to practitioners for observations and further testing.

In early 2017 the management decided to discontinue negotiations with Bio4Med on technology development and license agreements, as contemplated under the LOI, and chose to move manufacturing of the eBalance® devices to Canada. The decision to move to Canada was the outcome of further research we had done on potential markets, tax implications of manufacturing the devices in Europe versus in Canada, cross border transfer pricing, availability of raw material and the control of the production processes.  As such, in the fourth quarter of our Fiscal 2017, we entered into a production agreement with an ISO 9001 certified manufacturing facility in Coquitlam, BC, and selected other local suppliers for sourcing essential components.

On October 16, 2017, we entered into a production development agreement (the “Development Agreement”) with Western Robotics Ltd. (“Western Robotics”) with an objective to enhance our eBalance® device based on the findings from the Clinical Study and the Company’s ongoing in-house observations. The Company paid Western Robotics CAD$250,000 for the initial re-engineering of the eBalance® devices.

During the 3rd quarter of our Fiscal 2019, we completed manufacturing of the first batch of the Canadian-built eBalance® devices. The new eBalance® Devices were certified by LabTest Certification Inc. as Class A (professional use) and Class B (in-home use) devices, and conform to CSA, CE and UL standards for electrical safety and emission standards, and are eligible to bear the LabTest Certification Mark with adjacent indicators “C” and “US”.

Majority of the eBalance® devices manufactured in the third quarter of our Fiscal 2019 were used for further in-house observations as well as for promotional and introductory material.

The successful completion of the first batch of Canadian-built eBalance® Systems allowed the Company to continue manufacturing, research and development, along with testing of the eBalance® Systems. As of the date of this Annual Report, the Company’s products based on eBalance® Technology include two Health Canada Class II Medical Device Systems - the eBalance® Pro System, and eBalance® Home System.

eBalance® Pro System

The eBalance® Pro System includes the eBalance® Console which acts as the central controller for three pre-programmed microcurrent algorithms (Wellness, Pain Management, and Dual) referred to as Treatment Options. Treatments are administered to patients using Hand Bars, Foot Plates, and/or Pen Probes. The eBalance® Pro System is for Professional Use by Healthcare practitioners in a clinical setting. The Hand Bars and Foot Plates are used for general wellness and pain management while the Pen Probes are used in localized pain management.

eBalance® Home System

The eBalance® Home System includes the eBalance® Console which acts as the central controller for three pre-programmed microcurrent algorithms (Wellness, Pain Management, and Dual) referred to as Treatment Options. Treatments are administered using Hand Bars and Foot Plates. The general wellness and pain management treatment are controlled by the eBalance® Console. The eBalance® Home System is for Home Use and is available without a prescription.

In order to continue executing on our operating and development plans and move forward with further development and improvements of our devices based on the eBalance® Technology, we will require additional capital. We are planning to raise this capital through debt or equity financing or, most likely, through a combination of both.

Medical Device Regulations and Government Approvals

The manufacture, packaging, marketing and importing of medical devices is heavily regulated in the United States, Canada and Europe. Further, we expect that any other countries in which we may seek to sell or market devices based on the eBalance® Technology will similarly have an extensive regulatory environment.

The U.S. Food and Drug Administration’s (FDA) Center for Devices and Radiological Health (CDRH) is responsible for regulating firms that manufacture, repackage, re-label and/or import medical devices sold in the United States. Health Canada’s Health Products and Food Branch Inspectorate is responsible for regulating the manufacture, labeling, packaging, distribution and import of medical devices sold in Canada.

At the end of February 2020, we completed an audit required for certification of our quality management systems (“QMS”) under Stage 2 Medical Device Single Audit Program (“MDSAP”) and under ISO 13485:2016 standard. The audit was carried out by BSI Group Canada Inc. (“BSI”) and included the following:

-The effectiveness of our QMS incorporating the applicable regulatory requirements outlined by ISO13485:2016 standard and as required under MDSAP;

-Product/process-related technologies;

-Adequate technical documentation for our eBalance® device in relation to ISO13485:2016 standard and MDSAP; and

-Our ability to comply with these requirements.

The assessment report was finalized in mid-March 2020, and on March 31, 2020, the Company received Certificate No. FM 716345, certifying that the Company operates a Quality Management System which complies with the requirements of ISO 13485:2016 for design, development and manufacture of microcurrent therapeutic devices for wellness and pain relief, and on June 2, 2020, received a certificate #MDSAP 716274.

Following the receipt of ISO and MDSAP certificates, we filed two separate applications for Class II Medical Device Licenses for the eBalance® Pro System and the eBalance® Home System with Health Canada. On July 17, 2020, Health Canada issued a Class II Medical Device License #104925 for our eBalance® Home System, and on August 18, 2020, issued a Class II Medical Device License #105044 for our eBalance® Pro System.

Prior to selling our eBalance® Home and Pro Systems for the treatment in the United States, the Company will be required to apply for an approval from the FDA. As of the date of this Annual Report we are in the process of completing the necessary documentation and testing required for the 510(K) submission to the FDA.

Third Party Payers / Private Insurers

Reimbursement for medical devices through Medicare and Medicaid in the U.S., and through health protectorates in other nations, is not guaranteed. Third party private payers or private insurers typically follow the lead of government healthcare providers. A decision as to whether a device or treatment is covered involves extensive negotiations and is typically predicated on the concept of health cost savings. If the device can be shown to reduce health care costs through prevention of expensive complications of diabetes, such applications for approvals would be more favorably reviewed.

Marketing Plans

The Company intends to commence its marketing plans for eBalance® Home and eBalance® Pro Systems in Canada in the fall of 2021 by engaging authorized dealers and distributors of medical equipment to market its eBalance® Pro System to professional and institutional users. The eBalance® Home System will be marketed through authorized dealers as well as in-house sales force. In the US, the Company cannot  market its eBalance® Systems until such time as  both eBalance® Systems receive FDA 510(k) clearance.

During the year ended May 31, 2020, the Company entered into sales and distribution agreements with several independent consultants, however, due to the delay in receiving all regulatory approvals, these agreements were cancelled.

On March 21, 2019, the Company entered into an exclusive worldwide distribution agreement (the “Agreement”) with Live Current Media, Inc. (“LIVC”), a company of which John da Costa, Cell MedX’s director and COO is a director of, for worldwide distribution rights to eBalance® devices in an end-user market (the “Direct Rights”). To secure the right to earn the exclusive worldwide distribution rights LIVC paid a one-time fee of $250,000. In order to maintain the exclusivity, LIVC had to order a minimum of 2,000 devices by the end of a 24-month period from the date the eBalance® device receives its 510K clearance from the FDA (the “Initial Term”). The Company agreed to sell the eBalance® devices to LIVC at a 20% discount to the regular retail price in place at the time of the order (the “License Fee”), with 50% of the License Fee payable at the time of placing an order, and remaining 50% payable on the specified delivery date of the devices. In addition, the Company agreed that during the Initial Term the License Fee for the eBalance® devices will be fixed at CAD$2,400 per device. In addition to the License Fee, LIVC was required to pay a monthly recurring fee per each eBalance® device equal to 50% of the regular monthly home-use fee set by the Company. Following the Initial Term, the minimum monthly fee was to be $100,000.

On January 29, 2020, the Company reacquired the Direct Rights from LIVC in exchange for a royalty on all sales of the eBalance® device up to an aggregate $507,500 calculated as follows:

1.$25 per eBalance® device sold, not to exceed 3,500 eBalance® devices; and

2.$5 per month for each eBalance® device generating recurring monthly revenue, up to an aggregate royalty of $420,000.

Should the recurring monthly fee be cancelled due to a change in the Company’s distribution model, the royalty will be replaced by a one-time payment of $145 per eBalance® device sold up to an aggregate of $507,500.

In addition to the royalty, the Company issued to LIVC share purchase warrants (the “Warrants”) entitling LIVC to purchase up to two million shares of the Company’s common stock as follows:

1.1,000,000 shares at $0.50 per share (the “$0.50 Warrant”) expiring on March 12, 2023

2.1,000,000 shares at $1.00 per share (the “$1.00 Warrant”) expiring on March 12, 2023

At the discretion of the Company, the expiry date of the warrants can be accelerated such that if the weighted average closing price (the “WAP”) of the Company’s shares over any 30 consecutive trading-day period is equal to or greater than $1.00 per share, the expiry date of the $0.50 Warrant can be accelerated to 30 days following the acceleration notice given by us to LIVC, and if the WAP is equal to or greater than $1.75 per share, the expiry date of the $1.00 Warrant may be accelerated to 30 days following the acceleration notice.

Competition

The current market for treatments that assist in the control and management of diabetes, its complications, as well as other ailments, including pain management, are highly competitive. However, since the Company’s eBalance® Pro and eBalance® Home Systems are based on the microcurrent therapy, which is not yet widely accepted in traditional medicine, direct competition for these Systems is not well defined.

Indirect competitors include a multitude of pharmaceutical companies that produce various drugs to maintain and prevent diabetes related complications; companies producing glucose monitoring devices, other pharmaceuticals to treat diseases and symptoms.

Competitors in electrical/microcurrent therapies include BodiHealth Systems, focusing on pain relief market in US; Electromedical Products International, Inc., the company that developed Alpha-Stim® PPM, which treats and alleviates acute, chronic or postoperative pain using microcurrent therapy, and several other companies currently involved in the microcurrent and electrical current therapies.

Patents/Trademarks/Licenses/Franchises/Concessions/Royalty Agreements or Labor Contracts

The Company’s eBalance® Technology is not patented.

On August 10, 2021, the Canadian Intellectual Property Office approved the Company’s EBALANCE trademark application number 1867918, which the Company filed on November 14, 2017,  and issued certificate of registration number 1,104,935 registering the trademark EBALANCE in the name of the Company.  Earlier, on May 8, 2019, the European Union approved the Company’s eBalance® trademark application and issued certificate of registration number 017997155 registering the trademark eBalance® in the name of the Company. The eBalance® trademark was also registered in the U.K., bearing the registration number UK00003345540.

The Company’s eBalance® trademark application filed with the United States Patent and Trademark Office on December 11, 2017, continues to be under review.

On September 6, 2018, the Company entered into an IP Royalty Agreement with an IP Vendor. Pursuant to the IP Royalty Agreement the Company agreed to acquire certain additional developments and improvements for its eBalance® devices that were developed by the IP Vendor in exchange for a perpetual royalty of USD$350 or CAD$350, depending on the currency the revenue is generated in, for each device sold, distributed, or licensed whether through a distributor, sales representative or by the Company itself.

Also on September 6, 2018, the Company entered into a Royalty Agreement with Mr. Richard Jeffs, the Company’s major shareholder. Pursuant to the Royalty Agreement, the Company agreed to pay Mr. Jeffs, in perpetuity, a 10% royalty on the revenue the Company receives from its distributors or end-users introduced to the Company by Mr. Jeffs.

Number of Total Employees and Number of Full Time Employees

We currently have no employees other than our executive officers, who provide their services as independent consultants. We contract for the services of medical and technical staff we require to administer our observational studies and the clinical trials, as well as other consultants on “as needed” basis.

ITEM 1A. RISK FACTORS.

There is a high degree of risk associated with buying our common stock.  Prospective investors should carefully read this Annual Report on Form 10-K and consider the following risk factors when deciding whether to purchase our shares. These are speculative stocks and should be purchased by only those who can afford to lose their entire investment.

The risk factors outlined below are some of the known, substantial, material and potential risks that could adversely affect our business, financial condition, operating results and common share value. We cannot assure that we will successfully address these or any unknown risks and a failure to do so can have a negative impact on your investment. We may encounter risks in addition to those described below. Additional risks and uncertainties not currently known to us, or that we currently deem to be immaterial, may also impair or adversely affect our business, financial condition or results of operation.

Risks Associated with our Company and our Industry

We operate in a highly competitive market. We face competition from large, well established medical device manufacturers and pharmaceutical companies in the market for treatment of pain and management of diabetes and related ailments. Many of these companies are very well accepted by health practitioners and have significant resources, and we may not be able to compete effectively.

The market for treatment and management of diabetes and related ailments is intensely competitive, subject to rapid change and significantly affected by new product introductions. We compete indirectly with pharmaceutical and medical device companies, such as Bayer Corp., Becton Dickinson Corp., LifeScan Inc., a division of Johnson & Johnson, the MediSense Inc., and TheraSense Inc. These competitors’ products are based on traditional healthcare model and are well accepted by health practitioners and patients. If these companies decide to penetrate our target market they could threaten our position in the market.

We are subject to numerous governmental regulations which can increase our costs of developing the eBalance® Technology and products based on this technology.

Our products are subject to rigorous regulation by the FDA, Health Canada and numerous international, supranational, federal, and state authorities. The process of obtaining regulatory approvals to market a medical device can be costly and time-consuming, and approvals may not be granted for future products, or additional indications or uses of existing products, on a timely basis, if at all. Delays in the receipt of, or failure to obtain approvals for, our products, or new indications and uses, could result in delayed realization of product revenues, reduction in revenues, and in substantial additional costs. In addition, no assurance can be given that we will remain in compliance with applicable FDA, Health Canada and other regulatory requirements once approval or marketing authorization has been obtained for a product. These requirements include, among other things, regulations regarding manufacturing practices, product labeling, advertising, and post-marketing reporting, including adverse event reports and field alerts due to manufacturing quality concerns.

Changes in the health care regulatory environment may adversely affect our business.

A number of the provisions of the U.S. Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010 and its amendments changed access to health care products and services and established new fees for the medical device industry. Future rulemaking could increase rebates, reduce prices or the rate of price increases for health care products and services, or require additional reporting and disclosure. We cannot predict the timing or impact of any future rulemaking.

Inability to protect and enforce our intellectual property rights could adversely affect our financial results.

Intellectual property rights, including patents, trade secrets, confidential information, trademarks, tradenames, and other forms of trade dress, are important to our business. An inability to defend, protect and enforce our intellectual property rights could adversely affect our financial results, even if we are successful in developing and marketing products based on the eBalance® Technology. In addition, an adverse outcome in any litigation or interference proceeding could subject us to significant liabilities to third parties and require us to cease using the technology that is at issue or to license the technology from third parties. In addition, a finding that any of our intellectual property rights are invalid could allow our competitors to compete more easily and cost-effectively. Thus, an unfavorable outcome in any patent litigation or interference proceeding could have a material adverse effect on our business, financial condition, or results of operations.

The cost to us of any patent litigation or interference proceeding could be substantial. Uncertainties resulting from the initiation and continuation of patent litigation or interference proceedings could have a material adverse effect on our ability to compete in the marketplace. Patent litigation and interference proceedings could also absorb significant management time.

Competitors' intellectual property may prevent us from selling our products or have a material adverse effect on our future profitability and financial condition.

Competitors may claim that our technology infringes upon their intellectual property. Resolving an intellectual property infringement claim can be costly and time consuming and may require us to enter into license agreements. We cannot guarantee that we would be able to obtain license agreements on commercially reasonable terms. A successful claim of patent or other intellectual property infringement could subject us to significant damages or an injunction preventing the manufacture, sale or use of our product. Any of these events could have a material adverse effect on our profitability and financial condition.

Our research and development efforts may not result in the development of commercially successful products based on our eBalance® Technology, which may hinder our profitability and future growth.

We continue to further research our eBalance® Technology and develop products based on the technology.  In order to develop commercially marketable products, we will be required to commit substantial efforts, funds, and other resources to research and development. A high rate of failure is inherent in the research and development of new products and technologies. We must make ongoing substantial expenditures without any assurance that our efforts will be commercially successful.

Failure can occur at any point in the process, including after significant funds have been invested. Planned products may fail to reach the market or may only have limited commercial success because of efficacy or safety concerns, failure to achieve positive clinical outcomes, inability to obtain necessary regulatory approvals, limited scope of approved uses, excessive costs to manufacture, the failure to establish or maintain intellectual property rights, or infringement of the intellectual property rights of others.

Even if we successfully develop marketable products or commercially develop our current technology, we may be quickly rendered obsolete by changing customer preferences, changing industry standards, or competitors' innovations.

Innovations may not be accepted quickly in the marketplace because of, among other things, entrenched patterns of clinical practice or uncertainty over third-party reimbursement. We cannot state with certainty when or whether our products under development will be launched, whether we will be able to develop, license, or otherwise acquire new products, or whether any products will be commercially successful. Failure to launch successful new products or new indications for existing products may cause our products to become obsolete, causing our revenues and operating results to suffer.

New products and technological advances by our competitors may negatively affect our results of operations.

Our products face intense competition from our competitors. Competitors' products may be safer, more effective, more effectively marketed or sold, or have lower prices or superior performance features than our products. We cannot predict with certainty the timing or impact of the introduction of competitors' products.

Significant safety concerns could arise for our products, which could have a material adverse effect on our revenues and financial condition.

Health care products typically receive regulatory approval based on data obtained in controlled clinical trials of limited duration. Following regulatory approval, these products will be used over longer periods of time in many patients. Investigators may also conduct additional, and perhaps more extensive, studies. If new safety issues are reported, we may be required to amend the conditions of use for a product. For example, we may be required to provide additional warnings on a product's label or narrow its approved intended use, either of which could reduce the product's market acceptance. If serious safety issues arise with our product, sales of the product could be halted by us or by regulatory authorities. Safety issues affecting suppliers' or competitors' products also may reduce the market acceptance of our products.

Inability to attract and maintain key personnel may cause our business to fail.

Success depends on the acquisition of key personnel. We will have to compete with other companies both within and outside the healthcare industry to recruit and retain competent employees and consultants. If we cannot maintain qualified personnel to meet the needs of our anticipated growth, we could face material adverse effects on our business and financial condition.

We are recently formed, lack operating history and to date have generated only minimal revenues. If we cannot increase our revenues to start generating profits, our investors may lose their entire investment.

We are a recently formed company and to date have generated only minimal revenues. No profits have been made to date and if we fail to make any then we may fail as a business and an investment in our common stock will be worth nothing.  We have a limited operating history and thus our progress as well as potential future success cannot be reasonably estimated.  Success has yet to be proven and financial losses should be expected to continue in the near future and at least until such time that we enter commercial production of devices based on the eBalance® Technology, of which there is no assurance. As a new business, we face all the risks of a ‘start-up’ venture including unforeseen costs, expenses, problems, and management limitations and difficulties.  Since inception, we have accumulated deficit of $8,960,356 and there is no guarantee, that we may ever be able to turn a profit or locate additional opportunities, hire additional management and other personnel.

We need to acquire additional financing, or our business will fail.

We must obtain additional capital, or our business will fail. In order to continue development of our eBalance® Technology and to successfully complete observational and clinical trials, we must secure more funds. Currently, we have limited resources and have already accumulated a deficit. We do not have immediate sources of financing. Financing may be subject to numerous factors including investor sentiment, acceptance of our technology and so on. We may also have to borrow large sums of money that require substantial capital and interest payments.

Risks related to our stock

We expect to raise additional capital through the offering of more shares, which will result in dilution to our current shareholders.

Raising additional capital through future offerings of common stock is expected to be necessary for our Company to continue. However, there is no guarantee that we will be successful in raising additional capital. Issuance of additional stock will increase the total number of shares issued and outstanding resulting in decrease of the percentage interest held by each of our shareholders.

There is a limited market for our common stock meaning that our shareholders may not be able to resell their shares.

Our common stock currently has a limited market which may restrict shareholders’ ability to resell their stock or use their stock as collateral. Thus, the shareholders may have to sell their shares privately which may prove exceedingly difficult. Private sales are more difficult and often give lower than anticipated prices.

Should a larger public market develop for our stock, future sales of shares may negatively affect their market price.

Even if a larger market develops, the shares may be sparsely traded and have wide share price fluctuations. Liquidity may be low despite there being a market, making it difficult to get a return on the investment. The price also depends on potential investor’s feelings regarding the results of our operations, the competition of other companies’ shares, our ability to generate future revenues, and market perception about future of microcurrent technologies.

Because our stock is a penny stock, stockholders will be more limited in their ability to sell their stock.

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or quotation system.

Because our securities constitute "penny stocks" within the meaning of the rules, the rules apply to us and to our securities. The rules may further affect the ability of owners of shares to sell our securities in any market that might develop for them. As long as the quotation price of our common stock is less than $5.00 per share, the common stock will be subject to Rule 15g-9 under the Exchange Act. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock, to deliver a standardized risk disclosure document prepared by the SEC, that:

•contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;

•contains a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to a violation to such duties or other requirements of securities laws;

•contains a brief, clear, narrative description of a dealer market, including bid and ask prices for penny stocks and the significance of the spread between the bid and ask price;

•contains a toll-free telephone number for inquiries on disciplinary actions;

•defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and

•contains such other information and is in such form, including language, type, size, and format, as the SEC shall require by rule or regulation.

The broker-dealer also must provide, prior to effecting any transaction in a penny stock, the customer with: (a) bid and offer quotations for the penny stock; (b) the compensation of the broker-dealer and its salesperson in the transaction; (c) the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and (d) a monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules require that, prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our stock.

We have not paid nor anticipate paying cash dividends on our common stock.

We have not declared any dividends on our common stock during the past two fiscal years or at any time in our history. The Nevada Revised Statutes (the “NRS”), provide certain limitations on our ability to declare dividends. Section 78.288 of Chapter 78 of the NRS prohibits us from declaring dividends where, after giving effect to the distribution of the dividend:

(a)we would not be able to pay our debts as they become due in the usual course of business; or

(b)except as may be allowed by our Articles of Incorporation, our total assets would be less than the sum of our total liabilities plus the amount that would be needed, if we were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of stockholders who may have preferential rights and whose preferential rights are superior to those receiving the distribution.

We do not expect to declare any dividends in the foreseeable future as we expect to spend any funds legally available for the payment of dividends on the development of our business.

ITEM 1B. UNRESOLVED STAFF COMMENTS.

None.

ITEM 2. PROPERTIES.

Our principal executive office is located at 123 W. Nye Ln, Suite 446, Carson City, NV 89706. Our Subsidiary’s principle office is located at 820 - 1130 West Pender Street, Vancouver, BC V6E 4A4. Other than these offices, we do not currently maintain any other facilities, and do not anticipate the need for maintaining other facilities at any time in the foreseeable future.

ITEM 3. LEGAL PROCEEDINGS.

We are not a party to any pending legal proceedings and, to the best of our knowledge, none of our properties or assets are the subject of any pending legal proceedings.

ITEM 4. MINE SAFETY DISCLOSURES.

Not applicable.

PART II

ITEM 5. MARKET FOR REGISTRANT’S COMMON EQUITY, RELATED STOCKHOLDER MATTERS AND ISSUER PURCHASES OF EQUITY SECURITIES.

MARKET INFORMATION

Quotations for our common stock are entered on the OTC Link alternative trading system on the OTCQB marketplace under the symbol “CMXC”. The table below gives the high and low bid information for each fiscal quarter for the last two fiscal years. The bid information was obtained from OTC Markets Group Inc. and reflects inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.

High & Low Bids
Period ended	High	Low
August 31, 2019	$0.70	$0.10
November 30, 2019	$1.62	$0.332
February 29, 2020	$0.375	$0.17
May 31, 2020	$0.77	$0.2001
August 31, 2020	$0.625	$0.28
November 30, 2020	$0.50	$0.26
February 28, 2021	$0.316	$0.2517
May 31, 2021	$0.302	$0.21

HOLDERS OF RECORD

As of August 30, 2021, we had approximately 51 holders of record, according to a shareholders’ list provided by our transfer agent as of that date. The number of registered shareholders does not include the beneficial owners of common stock held in street name. The transfer agent for Cell MedX’s common stock is Pacific Stock Transfer Company with an address at 6725 Via Austi Pkwy, Suite 300 Las Vegas, NV 89119, and their telephone number is 702-361-3033.

DIVIDENDS

We have not paid any cash dividends on our common stock since our inception and do not anticipate paying any cash dividends in the foreseeable future.  We plan to retain our earnings, if any, to provide funds for the expansion of our business.

Our Articles of Incorporation and Bylaws do not contain any restrictions limiting our ability to declare dividends.  Section 78.288 of the Nevada Revised Statutes prohibits us from declaring dividends where, after giving effect to the distribution of the dividend:

(a)we would not be able to pay our debts as they become due in the usual course of business; or

(b)our total assets would be less than the sum of our total liabilities plus the amount that would be needed, if we were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of stockholders who may have preferential rights and whose preferential rights are superior to those receiving the distribution.

RECENT SALES OF UNREGISTERED SECURITIES

On July 30, 2020, the Company issued 988,000 units for total gross proceeds of $247,000. Each unit consisted of one common share of the Company and one share purchase warrant entitling the holder to purchase one additional common share for a period of two years after closing at an exercise price of $0.35 per share expiring on January 30, 2021, and at $0.50 per share from January 30, 2021 to July 30, 2022.

The units were issued pursuant to the provisions of Regulation S of the United States Securities Act of 1933, as amended (the “Act”) to the persons who are not residents of the United States and are otherwise not “U.S. Persons” as that term is defined in Rule 902(k) of Regulation S of the Act. The Units to U.S. Persons were issued pursuant to the provisions of Rule 506(b) of Regulation D of the Act who qualify as “accredited investors” as that term is defined under Regulation D of the Act.

On July 13, 2020, Mr. Hargreaves, the Company’s VP, Technology and Operations, and 10% security holder, exercised his option to acquire shares of the Company’s common stock by acquiring 1,234,855 shares for total proceeds to the Company of $61,743. The remaining options to acquire 15,145 common shares expired unexercised. On July 13, 2020, Ms. Arnett, the Company’s 10% security holder, exercised her option to acquire shares of the Company’s common stock and acquired 1,250,000 shares for total proceeds to the Company of $62,500. Ms. Arnett and Mr. Hargreaves chose to apply the balances the Company owed to them as at August 13, 2020, towards the exercise price of their options. The shares were issued pursuant to the provisions of Regulation S of the Act, as Mr. Hargreaves and Ms. Arnett are not residents of the United States and are otherwise not “U.S. Persons” as that term is defined in Rule 902(k) of Regulation S of the Act.

On May 25, 2021, the Company issued 2,484,500 common shares of the Company (the “Shares”) on conversion of $529,577 the Company owed its debt holders under 6% demand notes payable and for non-interest-bearing advances. Concurrently with conversion of debt, the Company issued a total of 200,000 Shares as part of a non-brokered private placement financing at a price of $0.20 per Share for total proceeds to the Company of $40,000.

The Shares were issued pursuant to the provisions of Regulation S of the Act to the persons who are not residents of the United States and are otherwise not “U.S. Persons” as that term is defined in Rule 902(k) of Regulation S of the Act.

On May 24, 2021, the Company entered into two separate consulting agreements with Griffith Armada Capital and Mr. Howard Isaacs to provide investor relations and market awareness services to the Company. As consideration for the services provided, the Company issued to Griffith Armada Capital 99,999 restricted common shares (which were issued in three separate monthly installments of 33,333 common shares each beginning on June 24, 2021), and issued to Mr. Isaacs 50,000 restricted common shares (which were issued in two separate monthly installments of 25,000 common shares each beginning on June 24, 2021). The Company agreed to issue to Mr. Isaacs an additional 25,000 shares based on the services being provided.

The Shares issued to Griffith Armada Capital were issued pursuant to the provisions of Regulation S of the Act as Griffith Armada Capital represented that it is not a “U.S. Persons” as that term is defined in Rule 902(k) of Regulation S of the Act. The Shares issued to Mr. Isaacs were issued pursuant to the provisions of Regulation D of the Act as Mr. Isaacs represented to the Company that he is an “Accredited Investor” as that term is defined in Rule 506(b) of Regulation D of the Act.

On August 9, 2021, the Company issued a total of 400,000 Shares as part of a non-brokered private placement financing at a price of $0.25 per Share for total proceeds to the Company of $100,000.

The Shares were issued pursuant to the provisions of Regulation S of the Act to the person who is not resident of the United States and is otherwise not “U.S. Person” as that term is defined in Rule 902(k) of Regulation S of the Act.

PENNY STOCK RULES

The SEC has adopted regulations that regulate broker-dealer practices in connection with transactions in “penny stocks.” “Penny stocks” are generally defined as being any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. These rules require that any broker-dealer who recommends our common stock to persons other than prior customers and accredited investors, must, prior to the sale, make a special written suitability determination for the purchaser and receive the purchaser’s written agreement to execute the transaction. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated with trading in the penny stock market. In addition, broker-dealers must disclose commissions payable to both the broker-dealer and the registered representative and current quotations for the securities they offer. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in our securities, which could severely limit their market price and liquidity of our securities. The application of the “penny stock” rules may affect your ability to resell our securities.

ITEM 6. SELECTED FINANCIAL DATA.

We are a smaller reporting company as defined by Rule 12b-2 of the Exchange Act and Item 10(f) of Regulation SK and are not required to provide the information required under this item.

ITEM 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements contained in this Annual Report on Form 10-K constitute "forward-looking statements". These statements, identified by words such as “plan,” "anticipate," "believe," "estimate," "should," "expect" and similar expressions include our expectations and objectives regarding our future financial position, operating results and business strategy. These statements reflect the current views of management with respect to future events and are subject to risks, uncertainties and other factors that may cause our actual results, performance or achievements, or industry results, to be materially different from those described in the forward-looking statements.

Such risks and uncertainties include those set forth under this caption "Management's Discussion and Analysis" and elsewhere in this Form 10-K. We do not intend to update the forward-looking information to reflect actual results or changes in the factors affecting such forward-looking information. We advise you to carefully review the reports and documents we file from time to time with the United States Securities and Exchange Commission (the “SEC”).

General

The inclusion of supplementary analytical and related information herein may require us to make estimates and assumptions to enable us to fairly present, in all material respects, our analysis of trends and expectations with respect to our results of operations and financial position taken as a whole. Actual results may vary from the estimates and assumptions we make.

Results of Operation

	Year Ended May 31,		Percentage Increase /
	2021	2020	(Decrease)
Revenue	$6,762	$19,634	(65.6)%
Distribution rights	-	76,190	(100.0)%
COGS	3,240	10,236	(68.3)%
Gross margin	3,522	85,588	(95.9)%
Operating expenses
Amortization	2,434	1,846	31.9%
Consulting fees	268,056	278,890	(3.9)%
Distribution expenses	261	53,786	(99.5)%
General and administrative expenses	185,777	396,201	(53.1)%
Impairment of inventory	42,568	-	n/a
Research and development costs	229,581	393,216	(41.6)%
Total operating expenses	728,677	1,123,939	(35.2)%
Other items
Gain (loss) on forgiveness of debt	(153,661)	68,816	(323.3)%
Interest	(32,020)	(21,069)	52.0%
Loss on reacquisition of distribution rights	-	(102,094)	(100.0)%
Net loss	$(910,836)	$(1,092,698)	(16.6)%

Revenues

During the year ended May 31, 2021, we recognized $6,762 in revenue we received from monthly recurring revenue associated with the eBalance® treatment packages. The cost attributed to this revenue was $3,240 and included $692 in royalties we accrued on the sales.

During the year ended May 31, 2020, we recognized $19,634 in revenue, which consisted of $18,650 we received from sales of our eBalance® wellness devices, and $984 from monthly recurring revenue associated with the eBalance® treatment packages. The cost attributed to this revenue was $10,236 and included $2,243 in royalties we accrued on the sales.

During the year ended May 31, 2020, we recorded $76,190 in revenue from rights to distribute our eBalance® devices. On June 6, 2019, we entered into a letter of intent for the wholesale distribution rights to all Mainland China, not including Hong Kong (the “LOI”). As part of the LOI the potential distributor (the “Distributor”) paid a non-refundable fee of $25,000, which we amortized over the term of the LOI, and as of May 31, 2020, the full $25,000 deposit was recognized as revenue. As of May 31, 2020, the LOI expired, and we did not enter into a definitive agreement with the Distributor. In addition, at May 31, 2020, we took into income the deferred revenue associated with non-refundable deposits we received during our Fiscal 2017 year. As at May 31, 2020, the deemed right to return the devices, which we provided as part of our efforts to secure various distribution channels for our eBalance® devices and gather information for our in-house observational studies expired. Therefore, the non-refundable deposits were recorded as part of revenue from distribution rights.

As of the date of this Annual Report on Form 10-K, we continue research and further development of our eBalance® Technology and devices based on this technology. During the summer of 2020, Health Canada granted our eBalance® Home and Pro Systems Class II medical device licenses, which allow us to market our eBalance® devices for wellness and pain management. Our certification with FDA continues to be ongoing; at the time of the filing of this Annual Report on Form 10-K we are in the process of compiling all required documentation for a 510(K) premarket submission, which will allow us to demonstrate that the eBalance® device is at least as safe and effective as a legally marketed device available on the market. Once our eBalance devices receive the 510(K) premarket clearance, we will be able to start our commercial activity in the USA.

Operating Expenses

During the year ended May 31, 2021, our operating expenses decreased by 35.2% from $1,123,939 incurred during the year ended May 31, 2020, to $728,677 incurred during the year ended May 31, 2021. The most significant changes were as follows:

•During the year ended May 31, 2021, our consulting fees decreased by $10,834, or 3.9%, from $278,890 we incurred during the year ended May 31, 2020, to $268,056 we incurred during the year ended May 31, 2021. Larger consulting fees during the comparative year ended May 31, 2020, were associated with $25,000 we paid for consultation on setting up our distribution channels in China.

•Our research and development fees for the year ended May 31, 2021, decreased by $163,635, or 41.6%, from $393,216 we incurred during the year ended May 31, 2020, to $229,581 we incurred during the year ended May 31, 2021. The lower research and development fees during the year ended May 31, 2021, were associated with the conclusion of the work associated with Health Canada certifications, and reduced work load associated with our 510(K) submission to the FDA. In addition, we continued minor developments of the eBalance® systems.

•Our general and administrative fees for the year ended May 31, 2021, decreased by $210,424, or 53.1%, from $396,201 we incurred during the year ended May 31, 2020, to $185,777 we incurred during the year ended May 31, 2021. The two largest factors that contributed to this change were associated with fluctuation in foreign exchange rates, which, during the year ended May 31, 2021, resulted in $112,206 gain, as compared to $25,498 loss during the comparative period, and the expenditures on corporate communications, which decreased by $67,164 to $126,879 we recorded during the year ended May 31, 2021, as compared to $194,043 we incurred during the year ended May 31, 2020. Other factors that affected our general and administrative fees were associated with a $12,386 decrease to our accounting and audit fees, which decreased from $54,694 we incurred during the year ended May 31, 2020, to $42,308 for the year ended May 31, 2021. In addition, during the current period, we incurred $5,538 in marketing and advertising fees as opposed to $17,893 we incurred during the year ended May 31, 2020. These decreases were in part offset by a $24,933 increase in professional fees, from $12,569 we incurred during the year ended May 31, 2020, to $37,502 we incurred during the year ended May 31, 2021 and by $900 increase to our management fees, which increased from $39,600 we incurred during the year ended May 31, 2020, to $40,500 we incurred during the year ended May 31, 2021.

•During the year ended May 31, 2021, we recognized $42,568 (May 31, 2020 - $Nil) as impairment of our inventory of eBalance® devices and additional supplies included in work in progress inventory, as we were not certain that the costs will be recovered.

•During the year ended May 31, 2021, we incurred $261 in distribution expenses we paid or accrued to our sales representatives (May 31, 2020- $53,786). Based on our agreements with the sales representatives, we agreed to pay CAD$350 as commission for each eBalance® device they sell. In order to allow our sales representatives to establish their customer base, during the year ended May 31, 2020, we were paying a monthly fee of CAD$5,000 to each sales representative. Due to a delay in securing Health Canada Class II device licenses as well as FDA approval, we suspended our agreements with the sales representatives in January 2020. As of the date of this Annual Report on Form 10-K the agreements with the sales representatives continue to be suspended.

Other Items

During the year ended May 31, 2021, we accrued $32,020 (May 31, 2020 - $21,069) in interest associated with the outstanding notes payable, of which $3,677 (May 31, 2020 - $8,427) were accrued on the notes payable we issued to Mr. Jeffs, our major shareholder.

During the year ended May 31, 2020, we recorded $102,094 loss on reacquisition of distribution rights from Live Current Media Inc. We did not have similar expenses during the year ended May 31, 2021.

On May 3, 2021, we entered into letter agreements with certain of our debt holders to convert a total of $481,327 we owed them under 6% notes payable, including $32,677 in accrued interest on these notes payable, and $48,250 we owed under non-interest-bearing advances payable into 2,484,500 common shares of the Company at a deemed price of $0.20 per share. At the time of conversion, our common shares were valued at $0.275, therefore we recorded $153,661 as loss on conversion of debt. We did not have similar transactions during the year ended May 31, 2020.

During the year ended May 31, 2020, we recognized $68,816 as gain on forgiveness of debt, when two vendors agreed to forgive the amounts we owed them for the services provided in our fiscal 2015.

Liquidity and Capital Resources

Working Capital

	Year Ended May 31,		Percentage Decrease
	2021	2020
Current assets	$51,047	$157,343	(67.6)%
Current liabilities	1,628,300	1,679,523	(3.0)%
Working capital deficit	$(1,577,253)	$(1,522,180)	3.6%

As of May 31, 2021, we had a cash balance of $20,753, a working capital deficit of $1,577,253 and cash flows used in operations of $560,432 for the period then ended. During the year ended May 31, 2021, we funded our operations with $207,000 received from our private placement financings and $328,096 we received in exchange for notes payable, which accumulate interest at 6% per annum, compounded monthly, and are due on demand.

We did not generate sufficient cash flows from our operating activities to satisfy our cash requirements for the year ended May 31, 2021. The amount of cash we have generated from our operations to date is significantly less than our current debt obligations. There is no assurance that we will be able to generate sufficient cash from our operations to repay the amounts owing under the outstanding notes and advances payable, or to service our other debt obligations.  If we are unable to generate sufficient cash flow from our operations to repay the amounts owing when due, we may be required to raise additional financing from other sources. The outcome of these matters cannot be predicted with any certainty at this time and raises substantial doubt that we will be able to continue as a going concern.

Cash Flows

	Year Ended May 31,
	2021	2020
Cash flows used in operating activities	$(560,432)	$(925,844)
Cash flows used in investing activities	(1,574)	(2,463)
Cash flows provided by financing activities	535,096	916,422
Effects of foreign currency exchange on cash	2,573	(197)
Net decrease in cash during the period	$(24,337)	$(12,082)

Net Cash Used in Operating Activities

Net cash used in operating activities during the year ended May 31, 2021, was $560,432. This cash was primarily used to cover our cash operating expenses of $780,825. This use of cash was offset by $138,177 increase in amounts due to related parties, $54,080 increase in our accounts payable, and $25 increase in our accrued liabilities; our other current assets decreased by $15,397, and our inventory decreased by $12,714.

Net cash used in operating activities during the year ended May 31, 2020, was $925,844. This cash was primarily used to cover our cash operating expenses of $943,839, to decrease our unearned revenue by $57,904, and amounts due to related parties by $16,518. These uses of cash were offset by decreases in our inventory and other current assets of $20,503 and $16,152, respectively, and by $46,574 and $9,188 increases in our accounts payable and accrued liabilities, respectively.

Non-cash transactions

During the years ended May 31, 2021 and 2020, our net loss was affected by the following expenses that did not have any impact on cash used in operations:

•$42,568 (May 31, 2020 - $Nil) in impairment of our inventory of eBalance® devices and additional supplies required for manufacturing as we were not certain that the costs will be recovered;

•$32,020 (May 31, 2020 - $21,069) in interest we accrued on the outstanding notes payable. Of this interest, $3,677 (2020 - $8,427) was accrued on the notes payable we issued to Mr. Jeffs;

•$2,434 (May 31, 2020 - $1,846) in amortization of equipment we acquired for our manufacturing operations and for our office;

•$18,333 (May 31, 2020 - $3,667) in non-cash investor relations expenses which were associated with fair market value of the shares we issued to our consultant in April 2020 for investor relation services; and

•$153,661 in loss on conversion of debt (May 31, 2020 - $Nil) associated with letter agreements we entered into with certain of our debt holders, who agreed to convert a total of $481,327 we owed them under 6% notes payable, including $32,677 in accrued interest on these notes payable, and $48,250 we owed under non-interest-bearing advances payable into 2,484,500 common shares of the Company at a deemed price of $0.20 per share. At the time of conversion, our common shares were valued at $0.275, which resulted in a loss on conversion.

The above expenses were in part offset by $119,005 gain (May 31, 2020 - $20,183 loss) in unrealized foreign exchange, which resulted from fluctuations of Canadian dollar in relation to US dollar, our functional and reporting currency.

Net Cash Used in Investing Activities

During the year ended May 31, 2021, we used $1,574 to purchase additional office equipment (2020 - $2,463).

Net Cash Provided by Financing Activities

During the year ended May 31, 2021, we received $328,096 under loan agreements, which are payable on demand and accumulate interest at 6% per annum. In addition, we received $167,000 on closing of our non-brokered private placement for 988,000 units of our common stock at $0.25 per unit for total proceeds of $247,000, of which $80,000 was received during the year ended May 31, 2020, and $40,000 on closing of our non-brokered private placement for 200,000 shares of our common stock at $0.20 per share. We did not incur any share-issuance costs associated with the private placement financings we closed during the year ended May 31, 2021.

During the year ended May 31, 2020, we received $327,650 under convertible loan agreements, which were payable on demand and accumulated interest at 6% per annum. At discretion of the lenders, the amounts due under the loans could have been converted into the units of our common stock at the then-current price of private placement financing. In addition, we received a total of $15,000 in non-interest-bearing advances which were payable on demand. These loans and advances were converted to shares of our common stock during the year ended May 31, 2021.

In addition, during the year ended May 31, 2020, we received $7,772 related to the recovery of short-swing profits under Section 16(b) of the Act, and $486,000 on issuance of 4,050,000 units of our common stock, and $80,000 on subscription to units of our common stock, which were issued on July 30, 2020. We did not incur any share-issuance costs associated with the units issued as part of the private placement financing.

Going Concern

The notes to our audited consolidated financial statements at May 31, 2021, disclose our uncertain ability to continue as a going concern. Our current business operations are in an early development stage and as such, we were able to generate only minimal revenue from the operations. Our research and development plans for the near future will require large capital expenditures, which we are planning to mitigate through equity or debt financing, or by requiring upfront deposits from our potential distributors, once we begin commercial production of our eBalance® devices.

As at May 31, 2021, we had accumulated a deficit of $8,960,356 since inception and increased sales will be required to fund and support our operations. Our continuation as a going concern depends upon the continued financial support of our shareholders, our ability to obtain necessary debt or equity financing to continue operations, and the attainment of profitable operations. Our audited consolidated financial statements do not give effect to any adjustments that would be necessary should we be unable to continue as a going concern and therefore be required to realize our assets and discharge our liabilities in other than the normal course of business and at amounts different from those reflected in our financial statements.

Off-Balance Sheet Arrangements

None.

Critical Accounting Policies

An appreciation of our critical accounting policies is necessary to understand our financial results. These policies may require management to make difficult and subjective judgments regarding uncertainties, and as a result, such estimates may significantly impact our financial results. The precision of these estimates and the likelihood of future changes depend on a number of underlying variables and a range of possible outcomes. We have applied our critical accounting policies and estimation methods consistently.

Principals of consolidation

The consolidated financial statements include the accounts of Cell MedX Corp. and our Subsidiary. On consolidation we eliminate all intercompany balances and transactions.

Foreign currency translations and transactions

Our functional and reporting currency is the United States dollar. We translate foreign denominated monetary assets and liabilities into their U.S. dollar equivalents using foreign exchange rates which prevailed at the balance sheet date. Revenues and expenses are translated at average rates of exchange during the period. Related translation adjustments as well as gains or losses resulting from foreign currency transactions are reported as part of operating expenses on the statement of operations.

The functional currency of our Subsidiary is the Canadian dollar. On consolidation, the Subsidiary translates the assets and liabilities to U.S. dollars using foreign exchange rates which prevailed at the balance sheet date, and translates revenues and expenses using average exchange rates during the period. Gains and losses arising on settlement of foreign currency denominated transactions or balances are included in the other comprehensive income. As of the date of this Annual Report on Form 10-K we have not entered into derivative instruments to offset the impact of foreign currency fluctuations.

Revenue recognition

Revenue is measured based on the amount of consideration that is expected to be received by the Company for providing goods or services under a contract with a customer, which is initially estimated with pricing specified in the contract and adjusted primarily for sales returns, discounts and other credits at contract inception then updated each reporting period, and excludes any sales incentives and amounts collected on behalf of third parties. The Company recognizes revenue when persuasive evidence of a contract with a customer exists and a performance obligation is identified and satisfied as the customer obtains control of the goods or services. The Company recognizes revenue on the monthly eBalance® treatment packages in the month the packages are provided.

Revenue is recognized net of any taxes collected from customers and subsequently remitted to governmental authorities.

Shipping and handling costs associated with outbound freight after control over a product has transferred to a customer are accounted for as a fulfillment cost and are in included in cost of revenues.

Inventory valuation

Inventories are valued at the lower of cost or net realizable value, net of trade discounts received, with costs being determined based on the weighted average cost basis.

Research and development costs

The Company expenses all in-house research and development costs in the period they were incurred. Acquired research and development costs are capitalized to the extent that the sum of the undiscounted cash flows expected to result from the asset can be reasonably estimated or may be verified by an appraisal in certain instances. In all other instances the costs are expensed in the period they were incurred. Acquired research and development costs for a particular research and development project that have no future economic values, are expensed as research and development costs at the time the costs are incurred.

Income taxes

Income tax expense is based on pre-tax financial accounting income. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of assets and liabilities and their respective tax bases. Deferred tax assets, including tax loss and credit carry forwards, and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Deferred income tax expense represents the change during the period in the deferred tax assets and deferred tax liabilities. The components of the deferred tax assets and liabilities are individually classified as current and non-current based on their characteristics. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not some portion or all of the deferred tax assets will not be realized.

Loss per share

Basic loss per share is computed by dividing the net loss attributable to the common stockholders by the weighted average number of common shares outstanding during the reporting period. Diluted net income per common share includes the potential dilution that could occur upon exercise of the options and warrants to acquire common stock computed using the treasury stock method which assumes that the increase in the number of shares is reduced by the number of shares which could have been repurchased by the Company with the proceeds from the exercise of the options and warrants.

Long-lived assets

In accordance with ASC 360, “Property, Plant, and Equipment”, the Company tests long-lived assets or asset groups for recoverability when events or changes in circumstances indicate that their carrying amount may not be recoverable. Circumstances which could trigger a review include, but are not limited to: significant decreases in the market price of the asset; significant adverse changes in the business climate or legal factors; accumulation of costs significantly in excess of the amount originally expected for the acquisition or construction of the asset; current period cash flow or operating losses combined with a history of losses or a forecast of continuing losses associated with the use of the asset; and current expectation that the asset will more likely than not be sold or disposed significantly before the end of its estimated useful life. Recoverability is assessed based on the carrying amount of the asset and its fair value which is generally determined based on the sum of the undiscounted cash flows expected to result from the use and the eventual disposal of the asset, as well as specific appraisal in certain instances. An impairment loss is recognized when the carrying amount exceeds fair value.

Equipment

Equipment is stated at cost and is amortized over its estimated useful life on a straight-line basis over two years.

Fair value measurements

The book value of cash, other current assets, accounts payable, accrued liabilities, notes and advances payable, and due to related parties approximate their fair values due to the short-term maturity of those instruments.  The fair value hierarchy under GAAP is based on three levels of inputs, of which the first two are considered observable and the last unobservable, that may be used to measure fair value which are the following:

Level 1 -quoted prices (unadjusted) in active markets for identical assets or liabilities;

Level 2 -observable inputs other than Level 1, quoted prices for similar assets or liabilities in active markets, quoted prices  for identical or similar assets and liabilities in markets that are not active, and model-derived prices whose inputs are  observable or whose significant value drivers are observable; and

Level 3 -assets and liabilities whose significant value drivers are unobservable by little or no market activity and that are significant to the fair value of the assets or liabilities.

Certain assets and liabilities are measured at fair value on a nonrecurring basis; that is, the instruments are not measured at fair value on an ongoing basis but are subject to fair value adjustments only in certain circumstances (for example, when there is evidence of impairment).  There were no assets or liabilities measured at fair value on a nonrecurring basis during the periods ended May 31, 2021 and 2020.

Stock options and other stock-based compensation

The Company accounts for the granting of share purchase options to employees using the fair value method whereby all awards to employees are recorded at fair value on the date of the grant. The fair value of all share purchase options is expensed over their vesting period with a corresponding increase to additional capital surplus. Upon exercise of share purchase options, the consideration paid by the option holder, together with the amount previously recognized in additional paid-in capital is recorded as an increase to share capital.

The Company uses the Black-Scholes option pricing model to calculate the fair value of share purchase options. Option pricing models require the input of highly subjective assumptions, including the expected price volatility. Changes in these assumptions can materially affect the fair value estimate.

Recent accounting pronouncements

Recent accounting pronouncements issued by the Financial Accounting Standards Board or other authoritative standards groups with future effective dates are either not applicable or are not expected to be significant to the  financial statements of the Company.

ITEM 7A. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK.

We are a smaller reporting company as defined by Rule 12b-2 of the Exchange Act and in Item 10(f) of Regulation SK and are not required to provide the information required under this item.

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

Report of Independent Registered Public Accounting Firm

To the shareholders and the board of directors of Cell MedX Corp.

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Cell MedX Corp. (the "Company") as of May 31, 2021 and 2020, the related consolidated statements of operations, stockholders’ deficit and cash flows, for the years then ended, and the related notes (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of May 31, 2021 and 2020, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 1 to the financial statements, the Company has limited liquidity and has not completed its efforts to establish a source of revenue sufficient to cover operating costs over an extended period of time.  These factors raise substantial doubt about the Company’s ability to continue as a going concern.  Management’s plans in this regard are described in Note 1.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting in accordance with the standards of the PCAOB. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion in accordance with the standards of the PCAOB.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

Critical audit matters are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. We determined that there are no critical audit matters.

/s/ DMCL

DALE MATHESON CARR-HILTON LABONTE LLP

CHARTERED PROFESSIONAL ACCOUNTANTS

We have served as the Company’s auditor since 2015

Vancouver, Canada

August 30, 2021

CELL MEDX CORP.

CONSOLIDATED BALANCE SHEETS

(EXPRESSED IN US DOLLARS)

	May 31, 2021	May 31, 2020
ASSETS

Current assets
Cash	$20,753	$45,090
Inventory	-	51,886
Other current assets	30,294	60,367
Total current assets	51,047	157,343

Equipment	1,195	1,836
Total assets	$52,242	$159,179

LIABILITIES AND STOCKHOLDERS' DEFICIT
Liabilities
Accounts payable	$431,593	$908,783
Accrued liabilities	35,183	34,565
Due to related parties	817,856	233,738
Notes and advances payable	343,668	502,437
Total liabilities	1,628,300	1,679,523

STOCKHOLDERS' DEFICIT
Common stock, $0.001 par value, 300,000,000 shares authorized; 62,073,064 and 55,915,709 shares issued and outstanding at May 31, 2021 and 2020, respectively	62,073	55,916
Additional paid-in capital	7,076,476	5,988,153
Obligation to issue shares	-	80,000
Reserves	366,493	366,493
Accumulated deficit	(8,960,356)	(8,049,520)
Accumulated other comprehensive income (loss)	(120,744)	38,614
Total stockholders' deficit	(1,576,058)	(1,520,344)
Total liabilities and stockholders’ deficit	$52,242	$159,179

The accompanying notes are an integral part of these consolidated financial statements.

CELL MEDX CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

(EXPRESSED IN US DOLLARS)

	Year Ended May 31,
	2021	2020

Revenue
Sales	$6,762	$19,634
Distribution rights	-	76,190
Cost of goods sold	3,240	10,236
Gross margin	3,522	85,588

Operating expenses
Amortization	2,434	1,846
Consulting fees	268,056	278,890
Distribution expenses	261	53,786
General and administrative expenses	185,777	396,201
Impairment of inventory	42,568	-
Research and development costs	229,581	393,216
Total operating expenses	728,677	1,123,939

Other items
Gain (loss) on forgiveness of debt	(153,661)	68,816
Interest	(32,020)	(21,069)
Loss on reacquisition of distribution rights	-	(102,094)
Net loss	(910,836)	(1,092,698)

Foreign exchange translation income (loss)	(159,358)	22,900
Comprehensive loss	$(1,070,194)	$(1,069,798)

Net loss per common share
Basic and diluted	$(0.02)	$(0.02)

Weighted average number of shares outstanding
Basic and diluted	58,763,796	53,477,515

The accompanying notes are an integral part of these consolidated financial statements.

CELL MEDX CORP.

CONSOLIDATED STATEMENT OF STOCKHOLDERS' DEFICIT

(EXPRESSED IN US DOLLARS)

	Common Stock
	Shares	Amount	Additional Paid-in Capital	Obligation to Issue Shares	Reserves	Deficit Accumulated	Accumulated Other Comprehensive Income (Loss)	Total

Balance - May 31, 2019	44,282,749	$44,283	$5,109,866	-	$14,400	$(6,956,822)	$15,714	$(1,772,559)

Shares issued for cash	4,050,000	4,050	481,950	-	-	-	-	486,000
Shares issued on exercise of warrants	7,482,960	7,483	366,665	-	-	-	-	374,148
Shares issued for services	100,000	100	21,900	-	-	-	-	22,000
Obligation to issue shares	-	-	-	80,000	-	-		80,000
Warrants issued on reacquisition of distribution rights	-	-	-	-	352,093	-	-	352,093
Cash received from short sell fees	-	-	7,772	-	-	-	-	7,772
Net loss for the year ended May 31, 2020	-	-	-	-	-	(1,092,698)	-	(1,092,698)
Translation to reporting currency	-	-	-	-	-	-	22,900	22,900

Balance - May 31, 2020	55,915,709	55,916	5,988,153	80,000	366,493	(8,049,520)	38,614	(1,520,344)

Shares issued for cash	1,188,000	1,188	285,812	(80,000)	-	-	-	207,000
Shares issued on exercise of options	2,484,855	2,485	121,758	-	-	-	-	124,243
Shares issued on settlement of debt	2,484,500	2,484	680,753	-	-	-	-	683,237
Net loss for the year ended May 31, 2021	-	-	-	-	-	(910,836)	-	(910,836)
Translation to reporting currency	-	-	-	-	-	-	(159,358)	(159,358)

Balance - May 31, 2021	62,073,064	$62,073	$7,076,476	-	$366,493	$(8,960,356)	$(120,744)	$(1,576,058)

The accompanying notes are an integral part of these consolidated financial statements.

CELL MEDX CORP.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(EXPRESSED IN US DOLLARS)

	Year ended May 31,
	2021	2020

Cash flows used in operating activities
Net loss	$(910,836)	$(1,092,698)
Adjustments to reconcile net loss to net cash used in operating activities
Accrued interest on notes payable	32,020	21,069
Amortization	2,434	1,846
Impairment of inventory	42,568	-
Loss on reacquisition of distribution rights	-	102,094
Loss on settlement of debt	153,661	-
Non-cash investor relations fees	18,333	3,667
Unrealized foreign exchange	(119,005)	20,183
Changes in operating assets and liabilities
Inventory	12,714	20,503
Other current assets	15,397	16,152
Accounts payable	54,080	46,574
Accrued liabilities	25	9,188
Unearned revenue	-	(57,904)
Due to related parties	138,177	(16,518)
Net cash flows used in operating activities	(560,432)	(925,844)

Cash flows used in investing activities
Acquisition of equipment	(1,574)	(2,463)
Net cash used in investing activities	(1,574)	(2,463)

Cash flows provided by financing activities
Advances payable	-	15,000
Proceeds from notes payable	328,096	327,650
Proceeds from subscription to shares	207,000	566,000
Cash received from short sell fees	-	7,772
Net cash provided by financing activities	535,096	916,422

Effects of foreign currency exchange on cash	2,573	(197)
Decrease in cash	(24,337)	(12,082)
Cash, beginning	45,090	57,172
Cash, ending	$20,753	$$45,090

Non-cash financing transactions:
Exercise of warrants for debt	$-	$374,148
Exercise of options for debt	$124,243	$-

The accompanying notes are an integral part of these consolidated financial statements.

CELL MEDX CORP.

NOTES TO THE CONSOLIDATED

FINANCIAL STATEMENTS

MAY 31, 2021

NOTE 1 - ORGANIZATION AND NATURE OF OPERATIONS

Cell MedX Corp. (Cell MedX, or the “Company”) was incorporated under the laws of the State of Nevada. On April 26, 2016, the Company formed a subsidiary, Cell MedX (Canada) Corp. (“Cell MedX Canada”) under the laws of the province of British Columbia. Cell MedX is a biotech company focusing on the discovery, development and commercialization of therapeutic and non-therapeutic products that promote general wellness.

Going concern

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As of May 31, 2021, the Company has not achieved profitable operations and has accumulated a deficit of $8,960,356. Continuation as a going concern is dependent upon the ability of the Company to obtain the necessary financing to meet obligations and pay its liabilities arising from normal business operations when they come due and ultimately upon its ability to achieve profitable operations. The outcome of these matters cannot be predicted with any certainty at this time and raise substantial doubt that the Company will be able to continue as a going concern. These consolidated financial statements do not include any adjustments to the amounts and classification of assets and liabilities that may be necessary should the Company be unable to continue as a going concern. Management intends to obtain additional funding by borrowing funds from its directors and officers, issuing promissory notes and/or a private placement of common stock.

Risks related to the rapid expansion of the COVID-19 pandemic

The Company is cognizant of the rapid expansion of the COVID-19 pandemic and the resulting global implications. To date, the Company has experienced minor disruptions to the Company’s day-to-day operations associated with delayed services resulting from various COVID-19 restrictions and shortage of man power experienced by some of the Company’s service providers. The Company cautions that there continues to be a possibility for increase of the restrictions currently in place, or addition of new restrictions currently not known to the Company. The impact of these restrictions on the Company’s operations, if implemented, is currently unknown but could be significant.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The audited consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and are presented in US dollars.

Principles of consolidation

The consolidated financial statements include the accounts of the Company and its subsidiary, Cell MedX Canada. On consolidation, all intercompany balances and transactions are eliminated.

Accounting estimates

The preparation of these consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The Company regularly evaluates estimates and assumptions related to the fair value of stock-based compensation, fair value of financial instruments and deferred income tax asset valuation allowances. The Company bases its estimates and assumptions on current facts, historical experience and various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the accrual of costs and expenses that are not readily apparent from other sources. The actual results experienced by the Company may differ materially and adversely from the Company’s estimates. To the extent there are material differences between the estimates and the actual results, future results of operations will be affected.

Foreign currency translations and transactions

The Company’s functional and reporting currency is the United States dollar. Foreign denominated monetary assets and liabilities are translated into their U.S. dollar equivalents using foreign exchange rates which prevailed at the balance sheet date. Revenues and expenses are translated at average rates of exchange during the period. Related translation adjustments as well as gains or losses resulting from foreign currency transactions are reported as part of operating expenses on the statement of operations.

The functional currency of Cell MedX Canada is the Canadian dollar. On consolidation, the subsidiary translates its assets and liabilities to U.S. dollars using foreign exchange rates which prevailed at the balance sheet date, and translates its revenues and expenses using average exchange rates during the period. Gains and losses arising on settlement of foreign currency denominated transactions or balances are included in the other comprehensive income/loss. The Company has not, to the date of these financial statements, entered into derivative instruments to offset the impact of foreign currency fluctuations.

Revenue recognition

Revenue is measured based on the amount of consideration that is expected to be received by the Company for providing goods or services under a contract with a customer, which is initially estimated with pricing specified in the contract and adjusted primarily for sales returns, discounts and other credits at contract inception then updated each reporting period, and excludes any sales incentives and amounts collected on behalf of third parties. The Company recognizes revenue when persuasive evidence of a contract with a customer exists and a performance obligation is identified and satisfied as the customer obtains control of the goods or services. The Company recognizes revenue on the monthly eBalance® treatment packages in the month the packages are provided.

Revenue is recognized net of any taxes collected from customers and subsequently remitted to governmental authorities.

Shipping and handling costs associated with outbound freight after control over a product has transferred to a customer are accounted for as a fulfillment cost and are included in cost of revenues.

Inventory valuation

Inventories are valued at the lower of cost or net realizable value, net of trade discounts received, with costs being determined based on the weighted average cost basis.

Research and development costs

The Company expenses all in-house research and development costs in the period they were incurred. Acquired research and development costs are capitalized to the extent that the sum of the undiscounted cash flows expected to result from the asset can be reasonably estimated or may be verified by an appraisal in certain instances. In all other instances the costs are expensed in the period they were incurred. Acquired research and development costs for a particular research and development project that have no future economic values, are expensed as research and development costs at the time the costs are incurred.

Income taxes

Income tax expense is based on pre-tax financial accounting income. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of assets and liabilities and their respective tax bases. Deferred tax assets, including tax loss and credit carry forwards, and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Deferred income tax expense represents the change during the period in the deferred tax assets and deferred tax liabilities. The components of the deferred tax assets and liabilities are individually classified as current and non-current based on their characteristics. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not some portion or all of the deferred tax assets will not be realized.

Loss per share

Basic loss per share is computed by dividing the net loss attributable to the common stockholders by the weighted average number of common shares outstanding during the reporting period. Diluted net income per common share includes the potential dilution that could occur upon exercise of the options and warrants to acquire common stock computed using the treasury stock method which assumes that the increase in the number of shares is reduced by the number of shares which could have been repurchased by the Company with the proceeds from the exercise of the options and warrants.

Long-lived assets

In accordance with ASC 360, “Property, Plant, and Equipment”, the Company tests long-lived assets or asset groups for recoverability when events or changes in circumstances indicate that their carrying amount may not be recoverable. Circumstances which could trigger a review include, but are not limited to: significant decreases in the market price of the asset; significant adverse changes in the business climate or legal factors; accumulation of costs significantly in excess of the amount originally expected for the acquisition or construction of the asset; current period cash flow or operating losses combined with a history of losses or a forecast of continuing losses associated with the use of the asset; and current expectation that the asset will more likely than not be sold or disposed significantly before the end of its estimated useful life. Recoverability is assessed based on the carrying amount of the asset and its fair value which is generally determined based on the sum of the undiscounted cash flows expected to result from the use and the eventual disposal of the asset, as well as specific appraisal in certain instances. An impairment loss is recognized when the carrying amount exceeds fair value.

Equipment

Equipment is stated at cost and is amortized over its estimated useful life on a straight-line basis over two years.

Fair value measurements

The book value of cash, other current assets, accounts payable, accrued liabilities, notes and advances payable, and due to related parties approximate their fair values due to the short-term maturity of those instruments. The fair value hierarchy under GAAP is based on three levels of inputs, of which the first two are considered observable and the last unobservable, that may be used to measure fair value which are the following:

Level 1 -quoted prices (unadjusted) in active markets for identical assets or liabilities;

Level 2 -observable inputs other than Level 1, quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, and model-derived prices whose inputs are observable or whose significant value drivers are observable; and

Level 3 -assets and liabilities whose significant value drivers are unobservable by little or no market activity and that are significant to the fair value of the assets or liabilities.

Certain assets and liabilities are measured at fair value on a nonrecurring basis; that is, the instruments are not measured at fair value on an ongoing basis but are subject to fair value adjustments only in certain circumstances (for example, when there is evidence of impairment). There were no assets or liabilities measured at fair value on a nonrecurring basis during the periods ended May 31, 2021 and 2020.

Stock options and other stock-based compensation

The Company accounts for the granting of share purchase options to employees using the fair value method whereby all awards to employees are recorded at fair value on the date of the grant. The fair value of all share purchase options is expensed over the vesting period with a corresponding increase to additional capital surplus. Upon exercise of share purchase options, the consideration paid by the option holder, together with the amount previously recognized in additional paid-in capital is recorded as an increase to share capital.

The Company uses the Black-Scholes option pricing model to calculate the fair value of share purchase options. Option pricing models require the input of highly subjective assumptions, including the expected price volatility. Changes in these assumptions can materially affect the fair value estimate.

Recent accounting pronouncements

Recent accounting pronouncements issued by the Financial Accounting Standards Board or other authoritative standards groups with future effective dates are either not applicable or are not expected to be significant to the  financial statements of the Company.

NOTE 3 - RELATED PARTY TRANSACTIONS

Amounts due to related parties, other than notes payable to related parties (Note 9) at May 31, 2021 and 2020:

	May 31, 2021	May 31, 2020
Due to the Chief Executive Officer (“CEO”)	$115,200	$103,200
Due to the Chief Financial Officer (“CFO”)	6,228	9,533
Due to/(from) the Vice President (“VP”), Technology and Operations	(3,682)	34,219
Due to a company controlled by the Chief Operating Officer (“COO”)(1)	696,878	n/a
Due to a major shareholder	-	86,786
Due to a company controlled by the COO and a major shareholder(1)	2,996	n/a
Due to Live Current Media, Inc. (“LIVC”), of which the COO is a director of(1)	236	n/a
Due to related parties	$817,856	$233,738

(1)John da Costa was appointed Director and Chief Operating Officer of the Company on June 8, 2020, as of that date any company controlled by Mr. da Costa is considered to be a related entity.

The amounts due to related parties are unsecured, due on demand and bear no interest.

During the years ended May 31, 2021 and 2020, the Company had the following transactions with related parties:

	May 31, 2021	May 31, 2020
Management fees incurred to the CEO	$12,000	$27,600
Management fees incurred to the CFO	28,500	12,000
Consulting fees incurred to the VP, Technology and Operations	46,025	45,291
Consulting fees incurred to the company controlled by the COO	157,920	n/a
Royalty incurred to LIVC	151	n/a
Royalty incurred to the company controlled by the COO and the major shareholder	541	n/a
Total transactions with related parties	$245,137	$84,891

NOTE 4 - INVENTORY

As at May 31, 2021, the inventory was valued at $Nil (May 31, 2020 - $29,405) and there was no work in progress (May 31, 2020 - $22,481).

During the year ended, May 31, 2021, the Company recognized an impairment of $42,568 on eBalance® devices and on additional supplies included in work in progress inventory, as management was not certain that the costs associated with the inventory would be recovered.

NOTE 5 - OTHER CURRENT ASSETS

As at May 31, 2021, other current assets consisted of $17,871 in prepaid expenses (May 31, 2020 - $44,021) and $12,423 in receivables associated with GST Cell MedX Canada paid on the taxable supplies (May 31, 2020 - $16,346).

NOTE 6 - EQUIPMENT

Changes in the net book value of the equipment at May 31, 2021 and 2020 are as follows:

	May 31, 2021	May 31, 2020
Book value, beginning of the year	$1,836	$1,281
Changes during the period	1,574	2,463
Amortization	(2,434)	(1,846)
Foreign exchange	219	(62)
Book value, end of the year	$1,195	$1,836

NOTE 7 - REVENUE

During the year ended May 31, 2021, the Company’s revenue consisted of monthly subscriptions to eBalance® microcurrent treatments. During the year ended May 31, 2020, the Company generated additional revenue from sales of its eBalance® devices, and through sales of rights to the wholesale distribution of eBalance® devices. Following are the details of revenue and associated costs:

	Year ended May 31,
	2021	2020
Sales of eBalance® devices	$-	$18,650
Monthly subscriptions	6,762	984
Cost of eBalance® devices	(2,548)	(7,993)
Royalty payable	(692)	(2,243)
Distribution rights	-	76,190
Gross margin	$3,522	$85,588

NOTE 8 - DISTRIBUTION RIGHTS

On January 29, 2020, the Company entered into a buyback agreement (the “Buyback Agreement’) with Live Current Media, Inc. (“LIVC”), of which Mr. da Costa is director of, which was operating under the distribution rights agreement dated March 21, 2019 (the “Underlying Agreement”). Pursuant to the Buyback Agreement, the Company agreed to reacquire the exclusive distribution rights granted under the Underlying Agreement in exchange for a royalty on all sales of the eBalance® device up to an aggregate $507,500, and warrants to acquire up to 2,000,000 shares of the Company’s common stock (the “Warrants”) as follows:

•A warrant to acquire up to 1,000,000 shares exercisable at $0.50 per share expiring on March 12, 2023

•A warrant to acquire up to 1,000,000 shares exercisable at $1.00 per share expiring on March 12, 2023

Both Warrants are subject to acceleration clauses whereby the expiry date of the $0.50-warrant can be accelerated in case where the weighted average closing price (the “WAP”) of the Company’s common shares over any 30-trading-day period is equal to or greater than $1.00 per share; the $1.00-warrant may be accelerated when WAP is equal to or greater than $1.75 per share (Note 10).

The Warrants were valued at $352,094 and were recorded as part of reserves. The fair value of the Warrants was valued using the Black-Scholes Option pricing model using the following assumptions:

January 29, 2020
Expected Warrant Life	5 years
Risk-Free Interest Rate	1.39%
Expected Dividend Yield	Nil
Expected Stock Price Volatility	177%

The transaction resulted in a loss on reacquisition of the distribution rights of $102,094 which was calculated as follows:

January 29, 2020
Non-refundable deposit on distribution rights	$250,000
Less: Fair market value of warrants	352,094
Loss on reacquisition of the distribution rights	$(102,094)

On May 31, 2020, the Company took into income the deferred revenue associated with non-refundable deposits the Company received during its Fiscal 2017 year. As at May 31, 2020, the deemed right to return the devices, which the Company provided as part of its efforts to secure various distribution channels for its eBalance® devices and gather information for its in-house observational studies, expired. Therefore, the non-refundable deposits were recorded as part of revenue from distribution rights.

NOTE 9 - NOTES AND ADVANCES PAYABLE

The tables below summarize the short-term loans and advances outstanding as at May 31, 2021 and 2020:

As at May 31, 2021
Principal Outstanding	Interest Rate per Annum		Accrued Interest(5)	Total Book Value
$-	6%	Convertible(1)	$-	$-
96,845	6%	Non-convertible(2)	8,986	105,831
189,086	6%	Related party(3)	7,169	196,255
41,582	0%	Advances(4)	-	41,582
$327,513			$16,155	$343,668

As at May 31, 2020
Principal Outstanding	Interest Rate per Annum		Accrued Interest(5)	Total Book Value
$327,650	6%	Convertible(1)	$10,731	$338,381
28,630	6%	Non-convertible(2)	3,464	32,094
6,625	6%	Related party(3)	308	6,933
35,606	6%	Related party(3)	1,654	37,260
87,769	0%	Advances(4)	-	87,769
$486,280			$16,157	$502,437

(1) Convertible Loans Payable

During the year ended May 31, 2020, in order to support its daily operations and to secure required working capital, the Company entered into several short-term convertible loan agreements with two lenders for a total of $327,650 in exchange for unsecured notes payable due on demand and accumulating interest at 6% annual interest compounded monthly. Pursuant to the loan agreements, the lenders had an option to convert any portion of principal and/or interest accrued thereon into restricted units of common stock in the capital of the Company on the terms and at a conversion price of the then-current private placement offering. The conversion rights were assessed to have $Nil value.

On May 3, 2021, the debt holders agreed to convert $327,650 of principal and $29,957 in accrued interest the Company owed to them under 6% convertible demand notes payable into 1,638,250 shares of the Company’s common stock at a deemed price of $0.20 per share. At the time of conversion, the Company’s shares were valued at $0.275, therefore the Company recorded $92,912 as loss on conversion of debt.

During the period from June 1, 2020, and up to May 3, 2021, the Company recorded $19,225 in interest on the convertible loans payable (2020 - $6,108).

(2) Non-convertible Loans Payable

During the year ended May 31, 2021, the Company entered into several short-term loan agreements with two lenders for a total of $186,000 in exchange for unsecured notes payable due on demand and accumulating interest at 6% annual interest compounded monthly.

On May 3, 2021, one of the debt holders agreed to convert $121,000 of principal and $2,720 in accrued interest the Company owed to the lender under 6% short-term loan agreements into 605,000 shares of the Company’s common stock at a deemed price of $0.20 per share. At the time of conversion, the Company’s common shares were valued at $0.275, therefore the Company recorded $42,655 as loss on conversion of debt.

During the year ended May 31, 2021, the Company recorded $7,779 in interest on the non-convertible loans payable (2020 - $1,436).

(3) Related Party Loans Payable

During the year ended May 31, 2021, the Company borrowed a total of $65,000 from Mr. Jeffs, the Company’s major shareholder, in exchange for unsecured notes payable due on demand and accumulating interest at 6% annual interest compounded monthly. In addition, the Company’s subsidiary, Cell MedX Canada, borrowed from Mr. Jeffs a total of $25,413 (CAD$32,500) under the same terms. As at May 31, 2021, the Company owed a total of $140,860

(2020 - $44,193) under unsecured notes payable with Mr. Jeffs. During the year ended May 31, 2021, the Company recorded $3,677 in interest on the notes payable due to Mr. Jeffs (2020 - $8,427).

On July 9, 2020, the Company entered into a loan agreement for $14,773 (CAD$20,000) with Mr. David Jeffs, the CEO and President of LIVC. The loan bears interest at 6% per annum compounded monthly, is unsecured, and payable from the first proceeds of warrants that may be exercised subsequent to the money being lent under the loan agreement or on July 9, 2021, whichever comes first. During the year ended May 31, 2021, the Company recorded $854 in interest on the principal (2020 - $Nil).

On March 4, 2021, the Company entered into a loan agreement for $25,000 with a company of which Mr. David Jeffs is a director of. The loan bears interest at 6% per annum compounded monthly, is unsecured, and is payable on demand. During the year ended May 31, 2021, the Company recorded $363 in interest on the principal (2020 - $Nil).

On March 29, 2021, the Company entered into a loan agreement for $11,910 (CAD$15,000) with Mrs. Jeffs, wife of Mr. Jeffs. The loan bears interest at 6% per annum compounded monthly, is unsecured, and is payable on demand. During the year ended May 31, 2021, the Company recorded $120 in interest on the principal (2020 - $Nil).

As at May 31, 2021, the Company owed a total of $196,255 to related parties (2020 - $44,193) of which $7,169 was associated with interest accrued on the principal balances owed under the notes payable (2020 - $1,962).

(4) Advances Payable

On May 3, 2021, the debt holders agreed to convert $48,250 the Company owed to them for non-interest-bearing advances payable into 241,250 shares of the Company’s common stock at a deemed price of $0.20 per common share. At the time of conversion, the Company’s common shares were valued at $0.275, therefore the Company recorded $18,094 as loss on conversion of debt.

As at May 31, 2021, the Company owed a total of $41,582 (2020 - $87,769) for advances the Company received in its fiscal 2019 and 2020 years. The advances are non-interest bearing, unsecured, and payable on demand. Of the total amount advanced, $4,156 was owed to Da Costa Management Corp, a company owned by John da Costa, who was appointed the Company’s COO and Director on June 8, 2020 (2020 - $3,639), $12,426 (2020 - $10,880) was owed to Brek Technologies Inc., a company controlled by Mr. da Costa and Mr. Jeffs (Note 3), and $25,000 (2020 - $25,000) was owed to Mr. David Jeffs.

(5) Interest Expense

During the year ended May 31, 2021, the Company recorded a total of $32,020 (2020 - $21,069) in interest expense associated with its liabilities under the notes and advances payable.

NOTE 10 - SHARE CAPITAL

Shares issued during the year ended May 31, 2021

On July 30, 2020, the Company issued 988,000 units of its common stock for gross proceeds of $247,000, of which $80,000 were received during the year ended May 31, 2020. Each unit consisted of one common share of the Company and one warrant allowing its holder to acquire an additional common share at $0.35 until January 30, 2021, and at $0.50 per share from January 30, 2021 to July 30, 2022.

On August 13, 2020, the Company issued 1,250,000 shares of its common stock to Ms. Arnett, the Company’s 10% shareholder, on the exercise of 1,250,000 options at $0.05 per option. Ms. Arnett chose to apply $62,500 the Company owed to her against the exercise price of the shares. Ms. Arnett transferred the remaining $24,712 the Company owed to her as at August 13, 2020, to Mr. Hargreaves, the Company’s director and VP; Technology and Operations, in a private transaction.

On August 13, 2020, the Company issued 1,234,855 shares of its common stock to Mr. Hargreaves, the Company’s VP; Technology and Operations, on the exercise of 1,234,855 shares at $0.05 per option. Mr. Hargreaves chose to apply $61,743 the Company owed to him against the exercise price of the shares.

On May 3, 2021, the Company and its debt holders entered into letter agreements to convert a total of $481,327 the Company owed to them under 6% notes payable and $48,250 the Company owed under non-interest-bearing advances payable into 2,484,500 shares of the Company’s common stock at a deemed price of $0.20 per common share. At the time of conversion, the Company’s common shares were valued at $0.275, therefore the Company recorded $153,661 as loss on conversion of debt. The shares were issued on May 25, 2021.

On May 25, 2021, the Company issued 200,000 shares of its common stock as part of a non-brokered private placement for total proceeds of $40,000.

Shares issued during the year ended May 31, 2020

On June 24, 2019, the Company issued 3,950,000 units for total gross proceeds of $474,000, and on July 22, 2019, the Company issued 100,000 units for total gross proceeds of $12,000. Each unit consisted of one common share of the Company and one share purchase warrant (the “2019 Warrant”) expiring on the second-year anniversary of the date of issuance of the 2019 Warrant. Each 2019 Warrant is exercisable into one share of the Company’s common stock at $0.20 per share.

On September 9, 2019, the Company issued 7,482,960 shares of its common stock on exercise of 7,482,960 warrants the Company granted to Mr. Jeffs in consideration for the Credit Line and in recognition of $124,128 previously advanced to the Company by Mr. Jeffs in series of separate loan agreements (Note 9). To exercise the warrants, Mr. Jeffs chose to apply $374,148, the Company owed under the Credit Line and notes payable against the purchase price of the shares.

On April 2, 2020, the Company entered into a 12-month consulting agreement for strategic business advisory services (the “Agreement”), which commenced on April 1, 2020. As part of the Agreement the Company issued to the consultant 100,000 shares of its common stock valued at $22,000, based on the fair market value of the Company’s shares on the date of the Agreement. As at May 31, 2020, $18,333 were set up as prepaid expenses.

Options

The changes in the number of stock options outstanding during the years ended May 31, 2021 and 2020 are as follows:

	Year ended May 31, 2021		Year ended May 31, 2020
	Number of options	Weighted average exercise price	Number of options	Weighted average exercise price
Options outstanding, beginning	7,050,000	$0.24	7,050,000		$0.24
Options exercised	(2,484,855)	$0.05	-	$	n/a
Options cancelled	(2,015,145)	$0.35	-	$	n/a
Options outstanding, ending	2,550,000	$0.35	7,050,000		$0.24

Details of options outstanding and exercisable as at May 31, 2021, are as follows:

Number of options outstanding and exercisable	Exercise price	Grant date	Expiry date
500,000 (1)	$0.35	August 5, 2015	July 1, 2021
2,050,000	$0.35	August 24, 2017	August 23, 2022
2,550,000	$0.35

(1)Subsequent to May 31, 2021, these options expired unexercised.

At May 31, 2021, the weighted average remaining contractual life of the stock options outstanding was 1.01 years.

Warrants

The changes in the number of warrants outstanding during the years ended May 31, 2021, and 2020, are as follows:

	Year ended May 31, 2021			Year ended May 31, 2020
	Number of warrants	Weighted average exercise price		Number of warrants	Weighted average exercise price
Warrants outstanding, beginning	18,864,605		$0.94	20,297,565		$0.78
Warrants issued	988,000		$0.50	6,050,000		$0.38
Warrants exercised	-	$	n/a	(7,482,960)		$0.05
Warrants expired	(3,720,000)		$1.10	-	$	n/a
Warrants outstanding, ending	16,132,605		$1.02	18,864,605		$0.94

Details of warrants outstanding as at May 31, 2021, are as follows:

Number of warrants exercisable	Grant date	Exercise price
9,094,605	October 12, 2016	$1.50 expiring on October 12, 2021
3,950,000 (1)	June 24, 2019	$0.20 expiring on June 24, 2021
100,000 (2)	July 22, 2019	$0.20 expiring on July 22, 2021
1,000,000	January 29, 2020	$0.50 expiring on March 12, 2023
1,000,000	January 29, 2020	$1.00 expiring on March 12, 2023
988,000	July 30, 2020	$0.50 expiring on July 30, 2022
16,132,605

(1)Subsequent to May 31, 2021, 200,000 warrants were exercised for total proceeds of $40,000; remaining 3,750,000 warrants expired unexercised.

(2)These warrants were exercised in full subsequent to May 31, 2021.

At May 31, 2021, the weighted average life and exercise price of the warrants was 0.52 years and $1.02, respectively.

Recovery of Short-Swing Profits

During the year ended May 31, 2020, the Company received $7,772 related to the recovery of short-swing profits under Section 16(b) of the Securities Exchange Act of 1934, as amended. The Company did not have similar transactions during the year ended May 31, 2021.

NOTE 11 - INCOME TAXES

The reported income taxes differ from the amounts obtained by applying statutory rates to the loss before income taxes as follows:

	May 31, 2021	May 31, 2020
Net loss	$(910,836)	$(1,092,698)
Statutory tax rate	21%	21%
Expected income tax recovery	(191,276)	(229,466)
Effect of foreign exchange	1,000	(4,000)
Difference in statutory tax rate	(21,724)	(32,534)
Permanent difference and other	(192,000)	21,000
Change in unrecognized deductible temporary differences	404,000	245,000
Total income tax expense (recovery)	$-	$-

The Company’s tax-effected future income tax assets and liabilities are estimated as follows:

	May 31, 2021	May 31, 2020
Deferred income tax assets (liabilities)
Net operating losses - US	$1,250,000	$944,000
Net-capital losses - Canada	359,000	262,000
Equipment	73,000	72,000
Less: Unrecognized deferred tax assets	(1,682,000)	(1,278,000)
Net deferred income tax assets	$-	$-

At May 31, 2021 and 2020, the Company has recorded a valuation allowance for the aggregate of its tax assets as management believes it is more likely than not that the deferred tax asset will not be realized.

As at May 31, 2021, the Company had net operating loss carry forwards in the United States of approximately $5,953,000 (2020 - $4,496,000) to reduce future federal and state taxable income. These losses may be carried forward indefinitely.

As at May 31, 2021, the Company also had non-capital loss carry forwards of approximately $1,328,000 (2020 - $969,000) to reduce future Canadian taxable income. These losses expire in 2039 and 2040.

The Company is not currently subject to any income tax examinations by any tax authority. Should a tax examination be opened, management does not anticipate any tax adjustments, if accepted, that would result in a material change to its financial position.

NOTE 12 - SUBSEQUENT EVENTS

Subsequent to May 31, 2021, the Company entered into a loan agreement for $34,000. The loan bears interest at 6% per annum compounded monthly, is unsecured, and payable on demand.

Subsequent to May 31, 2021, the Company issued a total of 149,999 shares of its common stock for investor relation services.

Subsequent to May 31, 2021, the Company issued 300,000 shares of its common stock on exercise of 2019 Warrants for total proceeds of $60,000.

Subsequent to May 31, 2021, the Company issued 400,000 shares of its common stock as part of a non-brokered private placement for total proceeds of $100,000.

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

Not applicable

ITEM 9A. CONTROLS AND PROCEDURES.

Disclosure Controls and Procedures

In connection with the preparation of this Annual Report on Form 10-K, an evaluation was carried out by our management, with the participation of our Chief Executive Officer and Chief Financial Officer, of the effectiveness of our disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Securities Exchange Act of 1934 (“Exchange Act”)) as of May 31, 2021. Disclosure controls and procedures are designed to ensure that information required to be disclosed in reports filed or submitted under the Exchange Act is recorded, processed, summarized, and reported within the time periods specified in the SEC rules and forms and that such information is accumulated and communicated to management, including our Chief Executive Officer and our Chief Financial Officer, to allow timely decisions regarding required disclosures.

Based on that evaluation, our management concluded, as of the end of the period covered by this report, that our disclosure controls and procedures were not effective in recording, processing, summarizing, and reporting information required to be disclosed, within the time periods specified in the Securities and Exchange Commission’s rules and forms due to lack of segregation of duties.

Management’s Report on Internal Controls over Financial Reporting

Disclosure controls and procedures are designed to ensure that information required to be disclosed in the reports filed or submitted under the Exchange Act is recorded, processed, summarized and reported, within the time period specified in the SEC’s rules and forms. Management is responsible for establishing and maintaining adequate internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002 (SOX). Our internal control over financial reporting is a process designed under the supervision of our Chief Executive Officer and Chief Financial Officer to provide reasonable assurance regarding the reliability of financial reporting and the preparation of our financial statements for external purposes in accordance with U.S. generally accepted accounting principles. Internal control over financial reporting includes those policies and procedures that:

•pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of our assets;

•provide reasonable assurance that transactions are recorded as necessary to permit preparation of the financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures are being made only in accordance with authorizations of management and our Board of Directors; and

•provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of our assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions or that the degree of compliance with the policies or procedures may deteriorate.

Management conducted an assessment of the effectiveness of our internal control over financial reporting as of May 31, 2021, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”). As a result of this assessment, it was found that the internal controls cannot be relied upon due to lack of segregation of duties.

Our independent auditors have not issued an attestation report on management’s assessment of our internal control over financial reporting. As a result, this Annual Report does not include an attestation report of our independent registered public accounting firm regarding internal control over financial reporting. We were not required to have, nor have we, engaged our independent registered public accounting firm to perform an audit of internal control over financial reporting pursuant to the rules of the Securities and Exchange Commission that permit us to provide only management’s report in this Annual Report.

Changes in Internal Controls

As of the end of the period covered by this report, there have been no changes in our internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that materially affected, or are reasonably likely to materially affect, our results of operations.

ITEM 9B. OTHER INFORMATION

Not applicable

PART III

ITEM 10. DIRECTORS, EXECUTIVE OFFICERS, AND CORPORATE GOVERNANCE.

Directors and Executive Officers

Each of our directors holds office until the earlier of (i) our next annual meeting of our stockholders, (ii) that director’s successor has been elected and qualified, or (iii) that director resigns. Each of our executive officers are appointed by our Board of Directors and holds office until he resigns or is removed by the Board.

Our management team is listed below:

Name	Age	Positions
Frank McEnulty	64	Chief Executive Officer, Director, and former President
Yanika Silina	43	Chief Financial Officer, Treasurer, Corporate Secretary and Director
Joao (John) da Costa	57	Chief Operating Officer, Director
Bradley Hargreaves	62	Vice President, Technology and Operations and Director
George Adams	70	Director

Set forth below is a brief description of the background and business experience of each of our executive officers and directors:

Mr. McEnulty has served as a director of our Company since March 6, 2014, and as our Chief Executive Officer and President from March 6, 2014 until December 1, 2017. Mr. McEnulty was reappointed our CEO on September 12, 2018. Prior to closing our acquisition of the eBalance® Technology, on November 25, 2015, Mr. McEnulty also served as our Chief Financial Officer, Treasurer and Secretary. Mr. McEnulty is an experienced executive with an extensive background in finance and accounting. In addition to his entrepreneurial activities, Mr. McEnulty teaches Finance and Management at California State University, Long Beach. Since 1996, Mr. McEnulty has been the President and CEO of Meghan Matthews, Inc., a private investment company. Since 2004, Mr. McEnulty has also been a member of the board and compensation committee for Ojai Oil Company. Ojai Oil Company currently trades on the OTC Pink marketplace. Since September 2014 until January 2015 Mr. McEnulty has been the director of Madison Technologies, Inc. From 1989 through 1995, Mr. McEnulty was the Chief Operating Officer and Vice President of Finance for Tri-Five Property Management, a foreign owned real estate investment company. Mr. McEnulty received a Masters of Business Administration from the University of Southern California and a Bachelor of Science from California State University, Long Beach.

Ms. Silina has served as the Company’s Chief Financial Officer and Corporate Secretary since November 24, 2014, and as director since September 26, 2016. Ms. Silina is a Chartered Professional Accountant and holds a Diploma in Management Studies from Thompson Rivers University. Ms. Silina is currently CFO of Stuhini Exploration Ltd. (TSX.V: STU), and a director of Kesselrun Resources Ltd. (TSX.V: KES). Ms. Silina has previously held various management positions with other public companies listed on OTC Link alternative trading system and Canadian Securities Exchange.

Mr. da Costa has served as the Company’s Chief Operating Officer and director since June 8, 2020. Mr. da Costa has more than twenty-five years of experience providing bookkeeping and accounting services to both private and public companies and is the founder and President of Da Costa Management Corp. (DCM), a company that has provided management and accounting services to public and private companies since August 2003. Since 2002, Mr. da Costa has been the CFO, and a member of the Board of Directors of Triton Emission Solutions Inc., a company reporting under the United States Securities Exchange Act of 1934 (the "Exchange Act"). In addition to Triton Emission Solutions Inc., Mr. da Costa currently serves as the CFO, Treasurer and a director of Red Metal Resources Ltd., a company reporting under the Exchange Act and engaged in the business of acquiring and exploring mineral claims. Mr. da Costa also currently serves as the CFO and a director of Kesselrun Resources Ltd., a Canadian reporting company listed on the TSX Venture Exchange, and as a director of Live Current Media, Inc., a company reporting under the Exchange Act.

Mr. Hargreaves’ background is in engineering, with two operations journeyman tickets and four-year operations certification from Shell Canada. During the past nine years Mr. Hargreaves has researched the eBalance® Technology and designed and improved treatment protocols for the treatment of disabilities and related ailments. Mr. Hargreaves provides his expertise and technical support to our research and development team and oversees the continuous development of the project from an engineering perspective.  Mr. Hargreaves has been the director of operations and principal of XC Velle Institute Inc., a privately held technology and spa company, since 2009.  From approximately 2002 to 2009, Mr. Hargreaves worked operations for a privately held spa company that at one point employed up to 15 employees.

Dr. Adams has served as a director of our Company since March 23, 2018. Dr. Adams brings with him a wealth of expertise in successfully developing and bringing medical devices to global markets. Dr. Adams is currently a Director and Chief Executive Officer of VentriPoint Diagnostics Ltd. (TSXV:VPT). Dr. Adams is a scientist and a serial entrepreneur with extensive public market experience. His previous positions include CEO of Amorfix Life Sciences (TSX:AMF), Chairman of Sernova Corp (TSXV:SVA) and President and CEO of the UT Innovations Foundation. Prior to this, Dr. Adams held research and executive positions with Boston Scientific Inc., Pfizer Inc., Corvita Canada Inc., University of Ottawa, and Canadian Red Cross.

Dr. Adams has been instrumental in founding over 32 companies who have raised $120 million and has been a Director of 10 venture capital funds, 10 start-up companies and two Centres of Excellence. Dr. Adams was awarded a World Economic Foundation Technology Pioneer for 2007 and TBI Company of the year in 2009. Dr. Adams has 124 scientific publications and is a reviewer for major scientific journals, federal granting agencies and Centres of Excellence.  Dr. Adams obtained his BASc and MASc from the University of Waterloo and his PhD in Blood and Cardiovascular Disease, from McMaster University.

Significant Employees

We have no significant employees other than our officers and directors.

Family Relationships

There are no family relationships between our executive officers or directors.

Involvement in Certain Legal Proceedings

During the past ten years, none of Cell MedX’s directors or officers has been:

•a person against whom a bankruptcy petition was filed;

•a general partner or executive officer of any partnership, corporation, or business association against which any bankruptcy petition was filed, either at the time of the bankruptcy or two years prior to that time;

•convicted in a criminal proceeding or a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses);

•the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or commodities trading or banking activities;

•the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of (1) any court of competent jurisdiction, permanently or temporarily enjoining him or otherwise limiting him from acting, or (2) any Federal or State authority barring, suspending or otherwise limiting for more than 60 days his right to act, as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission, or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity, or to be associated with persons engaged in any such activity;

•found by a court of competent jurisdiction in a civil action or by the SEC to have violated any Federal or State securities law, and the judgment in such civil action or finding by the SEC has not been subsequently reversed, suspended, or vacated;

•found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any Federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated;

•the subject of, or a party to, any Federal or State judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended, or vacated, relating to an alleged violation of:

•any Federal or State securities or commodities law or regulation, or

•any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or

•any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

•the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Compliance with Section 16(a) of the Exchange Act.

Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who beneficially own more than 10% of our equity securities (collectively, the “Reporting Persons”), to file reports of ownership and changes in ownership with the SEC. Under the SEC regulations, Reporting Persons are required to provide us with copies of all forms that they file pursuant to Section 16(a). Based on our review of the copies of such forms received by us, the following persons have, during the fiscal year ended May 31, 2021, failed to file, on a timely basis, the reports required by Section 16(a) of the Exchange Act:

Name and Principal Position	Number of Late Reports	Transactions Not Timely Reported	Known Failures to File a Required Form
Frank McEnulty, CEO	1(1)	1	nil
Bradley Hargreaves, VP Technology and Operations and Director	7(2)	10	nil
Jean Arnett, major shareholder	1(3)	1	nil

(1)Mr. McEnulty was late filing a report on Form 4 reflecting an acquisition of 40,000 units of the Company’s common stock Mr. McEnulty acquired in the private placement financing the Company closed on July 30, 2020.

(2)Mr. Hargreaves was late filing a report on Form 4 reflecting an exercise of the option whereby Mr. Hargreaves acquired 1,234,855 shares of the Company’s common stock at $0.05 per share. In addition, Mr. Hargreaves was late filing a bona fide gift which took place on December 3, 2020, and open market transactions that took place on March 21, 2021, March 26, 2021, April 21, 2021, April 22, 2021, and  on April 27, 2021.

(3)Ms. Arnett was late filing a report on Form 4 reflecting an exercise of the option whereby Ms. Arnett acquired 1,250,000 shares of the Company’s common stock at $0.05 per share.

Nomination Procedure for Directors

We do not have a standing nominating committee. Recommendations for candidates to stand for election as directors are made by our Board of Directors. In carrying out their responsibilities, the Board of Directors will consider candidates suggested by stockholders. If a stockholder wishes to formally place a candidate’s name in nomination, however, he or she must do so in accordance with the provisions of the Company’s Bylaws. Suggestions for candidates to be evaluated by the proposed directors must be sent to the Board of Directors, Cell MedX Corp., 123 W. Nye Ln, Suite 446, Carson City, NV 89706.

Identification of Audit Committee

We do not have a separately-designated standing audit committee. Rather, our entire Board of Directors performs the required functions of an audit committee.

Our audit committee is responsible for: (1) selection and oversight of our independent accountant; (2) establishing procedures for the receipt, retention and treatment of complaints regarding accounting, internal controls and auditing matters; (3) establishing procedures for the confidential, anonymous submission by our employees of concerns regarding accounting and auditing matters; (4) engaging outside advisors; and, (5) funding for the outside auditory and any outside advisors engagement by the audit committee.

As of May 31, 2021, we did not have a written audit committee charter or similar document and have not adopted any specific policies or procedures for the engagement of non-audit services.

Audit Committee Financial Expert

Frank McEnulty, our Chief Executive Officer and a member of our Board of Directors qualifies as an “audit committee financial expert”, as defined by Item 407(d)(5) of Regulation S-K promulgated under the Securities Act of 1933 and the Securities Exchange Act of 1934. Notwithstanding the fact that Mr. McEnulty is not an independent director, we believe that his experience in analyzing and evaluating financial statements, as well as his prior experience being on the board of directors of other public companies will provide us with the guidance we need until we are able to expand our board to include independent directors who have the knowledge and experience to serve on an audit committee.

Code of Ethics

We have adopted a Code of Ethics that applies to all our executive officers and employees, including our CEO and CFO. Our Code of Ethics is attached as an exhibit to this Annual Report on Form 10-K. We believe that our Code of Ethics is reasonably designed to deter wrongdoing and promote honest and ethical conduct; provide full, fair, accurate, timely and understandable disclosure in public reports; comply with applicable laws; ensure prompt internal reporting of code violations; and provide accountability for adherence to the Code.

ITEM 11. EXECUTIVE COMPENSATION.

The following table summarizes all compensation received by our Executive Officers for the past two fiscal years:

SUMMARY COMPENSATION TABLE

Name and principal position	Year	Salary	Bonus	Stock Awards	Option Awards	Non- Equity Incentive Plan Compensa tion	Non- qualified Deferred Compen sation Earnings	All other compensation	Total
		($)	($)	($)	($)	($)	($)	($)	($)
Frank McEnulty CEO and former President	2021	12,000(1)	Nil	Nil	Nil	Nil	Nil	Nil	12,000
	2020	27,600(1)	Nil	Nil	Nil	Nil	Nil	Nil	27,600

Yanika Silina CFO	2021	28,500(2)	Nil	Nil	Nil	Nil	Nil	Nil	28,500
	2020	12,000(2)	Nil	Nil	Nil	Nil	Nil	Nil	12,000

Joao (John) da Costa COO	2021	Nil	Nil	Nil	Nil	Nil	Nil	157,920(3)	157,920
	2020(5)	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a

Bradley Hargreaves Vice President, Technology and Operations	2021	46,025(4)	Nil	Nil	Nil	Nil	Nil	Nil	46,025
	2020	49,336(4)	Nil	Nil	Nil	Nil	Nil	Nil	49,336

(1)We do not have a written compensation agreement with Mr. McEnulty. Mr. McEnulty is being compensated for management services based on a verbal agreement between us and Mr. McEnulty who invoices us for his services on a quarterly basis. On December 1, 2019, Mr. McEnulty agreed to reduce his management fee from $3,600 per month to $1,000 per month.

(2)We do not have a written compensation agreement with Ms. Silina. Ms. Silina is being compensated for management and accounting services based on a verbal agreement between us and Ms. Silina. On July 1, 2020, Ms. Silina’s fee was increased from $1,000 to $2,500.

(3)We do not have a written compensation agreement with Mr. da Costa. Mr. da Costa provides his services through Da Costa Management Corp. a company he founded in 2003, of which he is the sole director of. Da Costa Management bills us at a rate of $3,500 per month for consulting services provided to Cell MedX Corp. and CAD$12,500 per month for consulting services provided to Cell MedX (Canada) Corp.

(4)We do not have a written compensation agreement with Mr. Hargreaves. Mr. Hargreaves is being compensated for his services based on a verbal agreement between us and Mr. Hargreaves who invoices us for his services on a monthly basis at a rate of CAD$5,000 per month.

(5)Mr. da Costa was appointed to our board of directors and joined our management team as our Chief Operating Officer on June 8, 2020, therefore the consulting fees we paid to Da Costa Management Corp. during the year ended May 31, 2020, are not included in the executive compensation table.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table provides information concerning stock awards for each of our named executive officer, as that term is defined in Item 402(m)(2) of Regulation S-K as of our fiscal year end of May 31, 2021.

OPTION AWARDS
Name and Position	No. of Securities Underlying Unexercised Options (#) Exercisable	No. of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price	Option Vesting Date	Option Expiration Date

Frank McEnulty	500,000(1)	-	$0.35	July 5, 2016	July 1, 2021
Chief Executive Officer

Yanika Silina	300,000	-	$0.35	Aug. 24, 2017	Aug. 23, 2022
Chief Financial Officer

Joao (John) da Costa	1,500,000(2)	-	$0.35	Aug. 24, 2017	Aug. 23, 2022
Chief Operating Officer

(1)Subsequent to the year ended May 31, 2021, these options expired unexercised.

(2)The options were granted to Da Cost Management Corp.

Executive Officer Employment / Consulting Agreements

We do not have employment, consulting, or other compensating plans or arrangements, between us and any one of our named executive officers. There are also no arrangements which provide for specific compensation in the event of resignation, retirement, other form of termination, or from a change of control of Cell MedX, or from a change in a named executive officer’s responsibilities following a change in control.

DIRECTOR COMPENSATION

The following table sets forth the compensation paid to our directors during our May 31, 2021, fiscal year, other than directors who were also named executive officers as that term is defined in Item 402(m)(2). Compensation paid to directors who were also named executive officers during our May 31, 2021 fiscal year is set out in the tables above.

Name and principal position	Year	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Non-qualified Deferred Compensation Earnings	All other compensation	Total
		($)	($)	($)	($)	($)	($)	($)	($)
Dr. George Adams	2021	Nil	Nil	Nil	Nil	Nil	Nil	Nil	Nil

As of the date of this Annual Report on Form 10-K we do not have any compensation arrangements with Dr. George Adams for acting as a member of our Board of Directors. We anticipate, however, the compensation, once finalized, will commensurate with that received by other directors, including participation in grants of stock options.

ITEM 12. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL HOLDERS AND MANAGEMENT.

The following tables set forth certain information concerning the number of shares of our common stock owned beneficially as of August 30, 2021, by: (i) each person (including any group) known to us to own more than five percent (5%) of any class of our voting securities, (ii) each of our directors and each of our named executive officers (as defined under Item 402(m)(2) of Regulation S-K), and (iii) officers and directors as a group. Unless otherwise indicated, the shareholders listed possess sole voting and investment power with respect to the shares shown.

Under Rule 13d-3, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the number of shares beneficially owned by such person (and only such person) by reason of these acquisition rights. As a result, the percentage of outstanding shares of any person as shown in the following tables does not necessarily reflect the person’s actual ownership or voting power with respect to the number of shares of common stock actually outstanding. As of August 30, 2021, there were 62,948,063 shares of our common stock issued and outstanding.

Security Ownership of Certain Beneficial Owners (greater than 5%)

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Owner	Percent of Class
Common Stock	Richard Norman Jeffs 11750 Fairtide Road, Ladysmith, BC V9G 1K5	11,252,028	17.88%
Common Stock	Jean Arnett 904-1616 Bayshore Drive Vancouver, BC V6G 3L1	6,250,000	9.93%
Common Stock	Brad Hargreaves 904-1616 Bayshore Drive Vancouver, BC V6G 3L1	5,571,401	8.85%
Common Stock	Susan Jeffs 11750 Fairtide Road, Ladysmith, BC V9G 1K5	3,358,334 (1)	5.28%
Common Stock	City Group LLC 1201 Orange Street Suite 600 Wilmington, DE 19801	3,797,294(2)	5.86%
Common Stock	Tradex Capital Corp 1177 W. Hastings Street Suite 2288 Vancouver, BC V6E 2K3	3,511,576(3)	5.45%

Security Ownership of Management

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Owner	Percent of Class
Common Stock	Frank McEnulty Chief Executive Officer and Director 123 W. Nye Ln, Suite 446 Carson City, NV 89706	561,016(4)	0.89%
Common Stock	Yanika Silina Chief Financial Officer, Treasurer, Secretary and Director 820 - 1130 West Pender Street, Vancouver, BC V6E 4A4	350,000(5)	0.55%
Common Stock	Brad Hargreaves Vice President, Technology and Operations and Director 904-1616 Bayshore Drive Vancouver, BC V6G 3L1	5,571,401	8.85%
Common Stock	Joao (John) da Costa 820 - 1130 West Pender Street Vancouver, BC V6E 4A4	3,030,000(6)	4.76%
Common Stock	George Adams Director 7535 Conservation Rd Guelph, ON N1H 6J1	Nil	Nil
Common Stock	Directors and Executive Officers (as a group)	9,512,417	14.69%

(1)5,233,334 shares listed as being held by Mrs. Jeffs include warrants to purchase up to 666,667 shares of our common stock exercisable at a price of $1.50 per share expiring on October 12, 2021.

(2)3,797,294 shares listed as being held by City Group LLC include warrants to purchase up to 1,898,647 shares of our common stock exercisable at a price of $1.50 per share expiring on October 12, 2021.

(3)3,511,576 shares listed as being held by Tradex Capital Corp. include warrants to purchase up to 1,500,000 shares of our common stock exercisable at a price of $1.50 per share expiring on October 12, 2021.

(4)Of 2,561,016 shares listed as being held by Mr. McEnulty, 40,000 shares and 40,000 warrants are issued in the name of the McEnulty Family Revocable Living Trust managed by Mr. McEnulty; the warrants are exercisable at a price of $0.50 per share expiring on July 30, 2022.

(5)350,000 shares listed as being held by Ms. Silina include options to purchase up to 300,000 shares of our common stock at an exercise price of $0.35 per share expiring on August 23, 2022.

(6)3,030,000 shares listed as being held my Mr. da Costa include options to purchase up to 1,500,000 shares of our common stock at an exercise price of $0.35 per share which were granted to Da Costa Management Corp., the Company Mr. da Costa is the President and sole director of. These options expire on August 23, 2022.

Equity Compensation Plans

The following table sets forth certain information concerning all equity compensation plans previously approved by stockholders and all previous equity compensation plans not previously approved by stockholders, as of May 31, 2021, our most recent fiscal year end:

Equity Compensation Plan Information

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity Compensation Plans Approved By Security Holders	None	Not Applicable	None
Equity Compensation Plans Not Approved By Security Holders(1)	2,550,000	$0.35	None

(1)At May 31, 2021 we had the following individual compensation arrangements under which we issued options to purchase shares of our common stock:

•On August 5, 2015, we granted to Mr. McEnulty non-transferrable options to purchase up to 2,500,000 shares of our common stock at an exercise price of $0.35 per share. These options vested in equal installments of 500,000 shares each, with options for the first 500,000 shares vesting on the grant date. The remaining options vested on October 1, 2015, January 1, 2016, April 1, 2016 and July 1, 2016, respectively, and expired on the 5th year anniversary of the applicable vesting date, subject to certain early termination provisions, upon death, or if Mr. McEnulty ceases to act for us in any capacity either voluntarily or as a result of termination or removal for cause. As at the date of this Annual Report on Form 10-K, all options expired unexercised.

•On August 24, 2017, we granted to Ms. Silina non-transferrable options to purchase up to 300,000 shares of our common stock at an exercise price of $0.35 per share. The options vested immediately and expire on August 23, 2022.

•On August 24, 2017, we granted to Da Costa Management Corp., an entity owned and operated by Mr. da Costa, non-transferrable options to purchase up to 1,500,000 shares of our common stock at an exercise price of $0.35 per share. The options vested immediately and expire on August 23, 2022.

•On August 24, 2017, we granted to our consultant non-transferrable options to purchase up to 250,000 shares of our common stock at an exercise price of $0.35 per share. The options vested immediately and expire on August 23, 2022.

Changes in Control

We are not aware of any arrangements that might result in a change in control of our Company subsequent to the date of this Annual Report on Form 10-K.

ITEM 13. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE.

Director Independence

Our common stock is quoted on the OTC Link alternative trading system on the OTCQB marketplace, which does not have director independence requirements. In determining whether any of our directors are independent, we have applied the definition of “independent director” in Section 803 of the NYSE MKT Company Guide. We have determined that, under that definition, as of the date of this Annual Report on Form 10-K, Dr. George Adams is an independent director.

Transactions with Related Persons

Since June 1, 2019, the directors, executive officers, or holders of more than 5% of our common stock, or members of their immediate families, as described below, have completed transactions with us in which they had direct or indirect material interests that exceeded the lesser of $120,000 or 1% of the average of our total assets at year end for the last two completed fiscal years.

Frank McEnulty

As at May 31, 2021, we were indebted to Mr. McEnulty, our CEO, and a member of our Board of Directors, in the amount of $115,200 on account of unpaid management fees. On July 30, 2020, Mr. McEnulty acquired 40,000 units of our common stock as part of our non-brokered private placement offering. Mr. McEnulty acquired the units in the McEnulty Family Revocable Living Trust managed by Mr. McEnulty. During the year ended May 31, 2021, we incurred $12,000 in management fees to Mr. McEnulty (May 31, 2020 - $27,600).

Yanika Silina

As at May 31, 2021, we were indebted to Ms. Silina, our CFO, Treasurer, Corporate Secretary, and a member of our Board of Directors, in the amount of $6,228 on account of unpaid management and accounting fees and reimbursable expenses. On July 1, 2020, we agreed to increase Ms. Silina’s monthly fee from $1,000 to $2,500. During the year ended May 31, 2021, we incurred $28,500 in management fees to Ms. Silina (May 31, 2020 - $12,000).

John da Costa

As at May 31, 2021, we were indebted to Da Costa Management Corp., a company founded and operated by Mr. da Costa, our COO and a member of our Board of Directors, in the amount of $696,878 on account of unpaid management and accounting fees and reimbursable expenses. During the year ended May 31, 2021, we incurred $157,920 in consulting and accounting fees to Da Costa Management Corp. Mr. da Costa was appointed to our board of directors and joined our management team as our Chief Operating Officer on June 8, 2020, therefore the consulting fees we paid to Da Costa Management Corp. during the year ended May 31, 2020, do not qualify as related party transactions.

Bradley Hargreaves

As at May 31, 2021, Mr. Hargreaves, our Vice President of Technology and Operations and a member of our Board of Directors, was indebted to us in the amount of $3,682 on account of advances for reimbursable expenses. On August 13, 2020, Mr. Hargreaves exercised his option to acquire 1,234,855 shares of our common stock at $0.05 per share for total proceeds to us of $61,743. The option to acquire an additional 15,145 common shares expired unexercised. During the year ended May 31, 2021, we incurred $46,025 in consulting fees to Mr. Hargreaves (May 31, 2020 - $49,336).

Jean Arnett

On August 13, 2020, Ms. Arnett exercised her option to acquire 1,250,000 shares of our common stock at $0.05 per share for total proceeds to us of $62,500. Ms. Arnett transferred the remaining $24,712 the Company owed to her as at August 13, 2020, to Mr. Hargreaves, in a private transaction. As at May 31, 2021, we had no outstanding debt to Ms. Arnett.

Richard Jeffs

During the year ended May 31, 2021, Mr. Jeffs, our major securityholder, advanced us a total of $90,413 under 6% notes payable due on demand. As at May 31, 2021, we were indebted to Mr. Jeffs in the amount of $140,860 under the notes payable due on demand and accruing interest at 6% per annum compounded monthly. During the year ended May 31, 2021, we accrued $3,677 in interest on the notes payable (May 31, 2020 - 8,427).

ITEM 14. PRINCIPAL ACCOUNTING FEES AND SERVICES

Audit Fees

The aggregate fees billed for each of the last two fiscal years for professional services rendered by the principal accountant for Cell MedX’s audit of annual financial statements and for review of financial statements included in Cell MedX’s Form 10-Q’s or services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements for those fiscal years were:

2021 - $41,500 - Dale Matheson Carr-Hilton Labonte, L.L. P. Chartered Accountants

2020 - $41,000 - Dale Matheson Carr-Hilton Labonte, L.L. P. Chartered Accountants

Audit-Related Fees

The aggregate fees billed in each of the last two fiscal years for assurance and related services by the principal accountants that are reasonably related to the performance of the audit or review of Cell MedX’s financial statements and are not reported in the preceding paragraph:

2021 - $Nil - Dale Matheson Carr-Hilton Labonte, L.L. P. Chartered Accountants

2020 - $Nil - Dale Matheson Carr-Hilton Labonte, L.L. P. Chartered Accountants

Tax Fees

The aggregate fees billed in each of the last two fiscal years for professional services rendered by the principal accountant for tax compliance, tax advice, and tax planning were:

2021 - $2,673 - Dale Matheson Carr-Hilton Labonte, L.L. P. Chartered Accountants

2020 - $6,664 - Dale Matheson Carr-Hilton Labonte, L.L. P. Chartered Accountants

All Other Fees

The aggregate fees billed in each of the last two fiscal years for the products and services provided by the principal accountant, other than the services reported in paragraphs (1), (2), and (3) were:

2021 - $Nil - Dale Matheson Carr-Hilton Labonte, L.L. P. Chartered Accountants

2020 - $Nil - Dale Matheson Carr-Hilton Labonte, L.L. P. Chartered Accountants

Approval Policies and Procedures

We do not have a separately standing audit committee. As such, our entire board of directors acts as our audit committee. Our Board of Directors annually reviews the qualifications of our principal accountant and approves their engagement as our principal accountant prior to their engagement.  All of the non-audit services provided by our principal accountant were either pre-approved by our Board of Directors prior to engagement of the principal accountant for those services, or were approved by our Board of Directors prior to completion of their audit of our annual financial statements

Approval Policies and Procedures

We do not have a separately standing audit committee. As such, our entire board of directors acts as our audit committee. Our Board of Directors annually reviews the qualifications of our principal accountant and approves their engagement as our principal accountant prior to their engagement. All of the non-audit services provided by our principal accountant were either pre-approved by our Board of Directors prior to engagement of the principal accountant for those services, or were approved by our Board of Directors prior to completion of their audit of our annual financial statements.

ITEM 15. EXHIBITS, FINANCIAL STATEMENTS SCHEDULES.

Financial Statements

The financial statements of Cell MedX Corp. have been included in Item 8 above.

Financial Statement Schedules

All schedules for which provision is made in Regulation S-X are either not required to be included herein under the related instructions or are inapplicable or the related information is included in the footnotes to the applicable financial statement and, therefore, have been omitted from this Item 15.

Exhibits

All Exhibits required to be filed with the Form 10-K are included in this Annual Report or incorporated by reference to Cell MedX Corp.’s previous filings with the SEC, which can be found in their entirety at the SEC website at www.sec.gov under SEC File Number 000-54500.

Exhibit
Number	Description of Document
3.1	Articles of Incorporation (2)
3.2	Articles of Merger - Sports Asylum, Inc. and Plandel Resources, Inc.(3)
3.3	Articles of Merger - Cell MedX Corp. and Sports Asylum, Inc.(3)
3.4	Bylaws (1)
4.1	Specimen Stock Certificate (1)
10.1	Technology Purchase Agreement dated October 16, 2014 among Cell MedX Corp., Jean Arnett, and Brad Hargreaves.(4)
10.2	First Amendment Agreement dated October 28, 2014 to that Technology Purchase Agreement dated October 16, 2014 among Cell MedX Corp., Jean Arnett, and Brad Hargreaves.(5)
10.3	Second Amendment Agreement dated November 13, 2014 to that Technology Purchase Agreement dated October 16, 2014 among Cell MedX Corp., Jean Arnett, and Brad Hargreaves.(6)
10.4	Stock Option Agreement dated August 5, 2015 among Cell MedX Corp. and Frank E. McEnulty.(7)
10.5	Stock Option Agreement dated August 24, 2017 among Cell MedX Corp. and Yanika Silina(8)
10.6	Stock Option Agreement dated August 24, 2017 among Cell MedX Corp. and Da Costa Management Corp.(8)
10.7	Stock Option Agreement dated August 24, 2017 among Cell MedX Corp. and John Giovanni Di Cicco.(8)
10.8	Intellectual Property Royalty Agreement between Cell MedX Corp. and Brek Technologies Inc., dated for reference September 6, 2018.(9)
10.9	Royalty Agreement between Cell MedX Corp. and Mr. Richard Norman Jeffs, dated for reference September 6, 2018.(9)
10.10	Credit Line Agreement dated December 27, 2018, between Richard Norman Jeffs and Cell MedX Corp.(10)
10.11	Distribution Agreement between Cell MedX Corp. and Live Current Media, Inc., dated for reference March 21, 2019. (11)
10.12	Loan Agreement and Note Payable dated September 4, 2019, among Cell MedX Corp. and Longview Investment Limited (12)
10.13	Loan Agreement and Note Payable dated September 6, 2019, among Cell MedX Corp. and Rain Communications Corp. (12)
10.14	Loan Agreement and Note Payable dated September 16, 2019, among Cell MedX Corp. and Longview Investment Limited(12)
10.15	Loan Agreement and Note Payable dated September 19, 2019, among Cell MedX Corp. and Rain Communications Corp. (12)
10.16	Loan Agreement and Note Payable dated September 20, 2019, among Cell MedX Corp. and Longview Investment Limited(12)
10.17	Loan Agreement and Note Payable dated October 30, 2019, among Cell MedX Corp. and Longview Investment Limited (12)
10.18	Loan Agreement and Note Payable dated October 30, 2019, among Cell MedX Corp. and Rain Communications Corp. (12)
10.19	Loan Agreement and Note Payable dated December 3, 2019, among Cell MedX Corp. and Longview Investment Limited (13)
10.20	Loan Agreement and Note Payable dated January 6, 2020, among Cell MedX Corp. and Longview Investment Limited(13)
10.21	Loan Agreement and Note Payable dated January 9, 2020, among Cell MedX Corp. and Longview Investment Limited(13)

Exhibit
Number	Description of Document
10.22	Loan Agreement and Note Payable dated January 31, 2020, among Cell MedX Corp. and Longview Investment Limited(13)
10.23	Buyback agreement between Live Current Media Inc. and Cell MedX Corp., dated January 29, 2020.(14)
10.24	Loan Agreement and Note Payable dated February 17, 2020, among Cell MedX Corp. and Longview Investment Limited(13)
10.25	Loan Agreement and Note Payable dated March 4, 2020, among Cell MedX Corp. and Longview Investment Limited(13)
10.26	Loan Agreement and Note Payable dated March 25, 2020, among Cell MedX Corp. and Longview Investment Limited(13)
10.27	Loan Agreement and Note Payable dated April 13, 2020, among Cell MedX Corp. and Longview Investment Limited(15)
10.28	Loan Agreement dated July 3, 2020, among Cell MedX Corp. and David Jeffs.(15)
10.29	Loan Agreement and Note Payable dated August 31, 2020, among Cell MedX Corp. and Tradex Capital Corp.(15)
10.30	Loan Agreement and Note Payable dated September 2, 2020, among Cell MedX Corp. and Rain Communications Corp.(16)
10.31	Loan Agreement and Note Payable dated October 26, 2020, among Cell MedX Corp. and Rain Communications Corp.(16)
10.32	Loan Agreement and Note Payable dated December 14, 2020, among Cell MedX (Canada) Corp. and Richard Jeffs. (17)
10.33	Loan Agreement and Note Payable dated December 23, 2020, among Cell MedX (Canada) Corp. and Richard Jeffs. (17)
10.34	Loan Agreement and Note Payable dated January 21, 2021, among Cell MedX Corp. and Rain Communications Corp. (17)
10.35	Loan Agreement and Note Payable dated February 16, 2021, among Cell MedX Corp. and Rain Communications Corp. (17)
10.36	Loan Agreement and Note Payable dated March 29, 2021, among Cell MedX (Canada) Corp. and Susan Jeffs.
10.37	Loan Agreement and Note Payable dated April 15, 2021, among Cell MedX Corp. and Richard Jeffs.
10.38	Loan Agreement and Note Payable dated May 18, 2021, among Cell MedX Corp. and Richard Jeffs.
10.39	Independent Contractors Services Agreement between the Company and Mr. Issacs and Mr. Cavalli dated for reference May 24, 2021. (18)
10.40	Independent Contractors Services Agreement between the Company and Jim MacFarlane, dba Griffith Armada Capital, dated for reference May 24, 2021. (18)
10.41	Loan Agreement and Note Payable dated June 22, 2021, among Cell MedX (Canada) Corp. and Richard Jeffs.
14.1	Code of Ethics(3)
21.1	List of Significant Subsidiaries
31.1	Certification of Principal Executive Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.
31.2	Certification of Principal Financial Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.
32.1	Certification of Principal Executive Officer pursuant to 18 U.S.C. 1350 as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.
32.2	Certification of Principal Financial Officer pursuant to 18 U.S.C. 1350 as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.
101	The following materials from this Annual Report on Form 10-K for the years ended May 31, 2021 and 2020 formatted in XBRL (extensible Business Reporting Language):

(1) Consolidated Balance Sheets at May 31, 2021 and 2020.

(2) Consolidated Statements of Operations for the years ended May 31, 2021 and 2020.

(3) Consolidated Statement of Stockholders’ Deficit as at May 31, 2021.

(4) Consolidated Statements of Cash Flows for the years ended May 31, 2021 and 2020.

(1)Filed as an exhibit to the Company’s Registration Statement on Form S-1 filed with SEC on July 13, 2010

(2)Filed as an exhibit to the Company’s Amendment No. 1 to Registration Statement on Form S-1 filed with SEC on October 13, 2010

(3)Filed as an exhibit to the Company’s Quarterly Report on Form 10-Q filed with the SEC on October 9, 2014

(4)Filed as an exhibit to the Company’s Current Report on Form 8-K filed with SEC on October 17, 2014

(5)Filed as an exhibit to the Company’s Current Report on Form 8-K filed with SEC on November 3, 2014

(6)Filed as an exhibit to the Company’s Current Report on Form 8-K filed with SEC on November 18, 2014

(7)Filed as an exhibit to the Company’s Current Report on Form 8-K filed with the SEC on August 11, 2015

(8)Filed as an exhibit to the Company’s Quarterly Report on Form 10-Q filed with the SEC on October 17, 2017

(9)Filed as an exhibit to the Company’s Annual Report on Form 10-K filed with the SEC on September 13, 2018

(10)Filed as an exhibit to the Company’s Current Report on Form 8-K filed with the SEC on December 31, 2018

(11)Filed as an exhibit to the Company’s Current Report on Form 8-K filed with the SEC on March 27, 2019

(12)Filed as an exhibit to the Company’s Quarterly Report on Form 10-Q filed with the SEC on January 14, 2020

(13)Filed as an exhibit to the Company’s Quarterly Report on Form 10-Q filed with the SEC on April 14, 2020

(14)Filed as an exhibit to the Company’s Current Report on Form 8-K filed with the SEC on January 31, 2020

(15)Filed as an exhibit to the Company’s Annual Report on Form 10-K filed with the SEC on September 15, 2020

(16)Filed as an exhibit to the Company’s Quarterly Report on Form 10-Q filed with the SEC on January 14, 2021

(17)Filed as an exhibit to the Company’s Quarterly Report on Form 10-Q filed with the SEC on April 9, 2021

(18)Filed as an exhibit to the Company’s Current Report on Form 8-K filed with the SEC on May 26, 2021

SIGNATURES

In accordance with the requirements of the Securities Exchange Act of 1934, Cell MedX Corp. has caused this report to be signed on its behalf by the undersigned duly authorized persons.

CELL MEDX CORP.

Date: August 30, 2021	By:	/s/ Frank E. McEnulty
	Name:	Frank E. McEnulty
	Title:	Chief Executive Officer and Director (Principal Executive Officer)

Date: August 30, 2021	By:	/s/ Yanika Silina
	Name:	Yanika Silina
	Title:	Chief Financial Officer
(Principal Accounting Officer)

Pursuant to the requirements of the Securities Exchange Act of 1934, the following persons on behalf of Cell MedX Corp. and in the capacities and on the dates indicated have signed this report below.

Signature	Title	Date

/s/ Frank E. McEnulty Frank McEnulty	Chief Executive Officer, (Principal Executive Officer) and Member of the Board of Directors	August 30, 2021

/s/ Yanika Silina Yanika Silina	Chief Financial Officer, (Principal Financial Officer and Principal Accounting Officer) Corporate Secretary, Treasurer and Member of the Board of Directors	August 30, 2021

/s/ Joao (John) da Costa Joao (John) da Costa	Chief Operating Officer and Member of the Board of Directors	August 30, 2021

/s/ Bradley Hargreaves Bradley Hargreaves	Vice President, Technology and Operations and Member of the Board of Directors	August 30, 2021

/s/ George Adams George Adams	Member of the Board of Directors	August 30, 2021